An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Offering Circular was filed may be obtained.

Preliminary Offering Circular

Subject to Completion. Dated ________________ 2017

SPO Global, Inc.
(Exact name of issuer as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

www.spoglobal.com

800 W Cummings Park

Suite 2000

Woburn, MA 01801

+1 (407)517-4854

(Address, including zip code, and telephone number, including area code of issuer's principal executive office)

5045	25-1411971
(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Maximum offering of ________________________ shares

This is a public offering of shares of common stock of SPO Global, Inc.

The offering will be at a fixed price to be determined at the date of qualification. The end date of the offering will be exactly 180 days from the date the Offering Circular is qualified by the Securities and Exchange Commission (the “Commission”) (unless extended by the Company, in its own discretion, for up to another 90 days).

Our common stock currently trades on the OTC Pink market under the symbol “SPOM” and the closing price of our common stock on April 14, 2016 was $0.025. Our common stock currently trades on a sporadic and limited basis.

We are offering our shares without the use of an exclusive placement agent. Upon achievement of the minimum offering amount, we will be entitled to release the funds held in escrow and the proceeds will be disbursed to us and the purchased shares will be disbursed to the investors. If the offering does not close, for any reason, the proceeds for the offering will be promptly returned to investors without interest.

We expect to commence the sale of the shares as of the date on which the Offering Statement of which this Offering Circular is qualified by the Commission.

See “Risk Factors” to read about factors you should consider before buying shares of common stock.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration.

This Offering Circular is following the offering circular format described in Part II (a)(1)(ii) of Form 1-A.

Offering Circular dated _____________, 2017

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No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this Offering Circular. You must not rely on any unauthorized information or representations. This Offering Circular is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this Offering Circular is current only as of its date.

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SUMMARY

This summary highlights information contained elsewhere in this Offering Circular. This summary does not contain all of the information that you should consider before deciding to invest in our common stock. You should read this entire Offering Circular carefully, including the “Risk Factors” section, our historical consolidated financial statements and the notes thereto, and unaudited pro forma financial information, each included elsewhere in this Offering Circular. Unless the context requires otherwise, references in this Offering Circular to “the Company,” “we,” “us” and “our” refer to SPO Global, Inc.

Our Company

S.P.O. (SOFTWARE PERFORMANCE OPTIMIZATION) GLOBAL INC, (“we” or “SPO” or the “Company”) is an emerging technology company that is focused on its unique performance optimization software IP for all enterprise applications. The focus of SPO will be to build its revenues with a growing customer base around the world and to create maximum shareholder value. The company has recently purchased the performance software testing company Reflective Solutions Ltd that sells its software and consultancy across world-wide markets. SPO is focusing on increasing the revenue in Reflective Solutions with expansion in the North American Markets. The principle software products of Reflective Solutions is "Stress Tester", a robust Performance Stress testing solution for large enterprise applications and the product "Sentinel" that is providing enterprise customers an intelligent monitoring solution 24/7 software as a service (SAS).

The Company was originally incorporated under the laws of the State of Delaware in September 1981 under the name "Applied DNA Systems, Inc." On November 16, 1994, it changed its name to "Nu-Tech Bio-Med, Inc." On December 23, 1998, it again changed its name to "United Diagnostic, Inc." Effective April 21, 2005, it acquired (the "Acquisition Transaction") 100% of the outstanding capital stock of SPO Medical Equipment Ltd., a company incorporated under the laws of the State of Israel ("SPO Ltd."), pursuant to a Capital Stock Exchange Agreement dated as of February 28, 2005 between the Company, SPO Ltd. and the shareholders of SPO Ltd., as amended and restated on April 21, 2005 (the "Exchange Agreement"). In exchange for the outstanding capital stock of SPO Ltd., the Company issued to the former shareholders of SPO Ltd. a total of 5,769,106 shares of the Company's common stock, par value $0.01 per share ("Common Stock"), representing approximately 90% of the Common Stock then issued and outstanding after giving effect to the Acquisition Transaction. As a result of the Acquisition Transaction, SPO Ltd. became a wholly owned subsidiary of the Company as of April 21, 2005 and, subsequent to the Acquisition Transaction, the Company changed its name to "SPO Medical Inc." Upon consummation of the Acquisition Transaction, the SPO effectuated a forward subdivision of its Common Stock issued and outstanding on a 2.65285:1 basis.

The merger between UNDI and the SPO Ltd was accounted for as a reverse merger. As the shareholders of SPO Ltd received the largest ownership interest in the Company, SPO Ltd was determined to be the "accounting acquirer" in the reverse acquisition. As a result, the historical financial statements of the Company were replaced with the historical financial statements of SPO Ltd.

SPO Global and its subsidiary, SPO Ltd., are collectively referred to as the "Company". In January 2010, the Company restructured its operations to focus primarily on licensing its core technology for non-medical market applications. Following the restructure, the Company ceased its previous operations associated with the distribution of the PulseOx line in the medical field. In February 2011, the Company transferred research and development activities to subcontractors, thereby ceasing all internal research and development activities.

Effective October 4, 2013, the Company changed its corporate name to “SPO Global Inc.”

On the 23rd of December, 2015, SPO executed a Stock Exchange Agreement (Merger) for the purchase of a 93.94% interest in the UK company, Reflective Solutions Ltd. (“Reflective”), a performance software testing company. Under the SEA, the selling shareholders of Reflective received 1433 shares of SPO restricted common stock for every 1 share held, for a total issuance by SPO of 46,980,905 restrictive common shares.

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The Merger is accounted for as a reverse-merger and recapitalization. Reflective is the acquirer for financial reporting purposes and SPO is the acquired company. Consequently, the assets and liabilities and the operations that are reflected in the historical financial statements prior to the Merger are those of Reflective and are recorded at the historical cost basis of Reflective, and the consolidated financial statements after completion of the Merger include the assets, liabilities and operations of SPO and Reflective, from the closing date of the Merger. Therefore, the historical equity accounts of Reflective including par value per share, share and per share numbers included in the 2014 financial statements, have been adjusted to reflect the number of shares received in the Merger.

On December 31, 2015, SPO Global entered into a Purchase Agreement with Elepho, Inc., a DE company, owned by Michael Braunold, the Company’s former CEO and President, to sell its remaining interests in SPO Medical Equipment, LTD. SPO Global had previously entered into a Settlement Agreement with Mr. Braunold, wherein it granted him a perpetual, exclusive license to the IP and SPO technology held by SPO Medical Ltd, in exchange for, among other things, his release of all sums owed to him by the Company.

Background of Reflective Solutions Ltd.

Reflective Solutions Ltd is a United Kingdom Entity that was formed in 1998 as a Java Based consultancy.

In 2006 we began the development of a performance testing product with the brand name “Stress Tester” This is a software solution that has been uniquely designed to test a variety of Enterprise Software Applications that require extensive performance testing before a rollout as well testing on applications that have been deployed.

In 2012 we started developing a product called “Sentinel” that has been designed to provide continuous monitoring and performance on server applications.

In 2015 we started to develop a SAS (Software as Service) solution to its existing customers as well as to its database of potential customers.

The company has coded and developed its own unique IP (Intellectual Property) that is continually being supported and maintained by the company development team. We have a long history of working with leading enterprise customers throughout the world, and have developed extensive relationships with large resellers and integrators and consulting firms.

In 2015 we sold our software to number of leading enterprise companies around the world. We have sold to LAX (Los Angeles International Airport), TFL (Transport for London), which operates the subway and infrastructure for London , and Nova Scotia Power, in Canada. We are continuing discussions with all of these clients to increase our business relationship and our mutual profitability.

In addition, we have signed as a registered partner with IBM worldwide. We have also signed an exclusive partnership and distributor relationship in Japan. We continue discussions with these two companies in order to increase our business relationship and mutual profitability. We have worked with a number of large recognized integrators and have supplied our software to London Heathrow Airport as well other large enterprises through these relationships.

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The Offering

Common Stock we are offering	Up to a Maximum ______________________ shares at a price of $_____ for a sum total of $500,000.

Common Stock outstanding before this Offering	400,540,694

Use of proceeds

The funds raised per this offering will be utilized in working capital, expanded marketing here in the Unites States as well as aboard and expansion of computing capacity. See “Use of Proceeds” for more details.

Risk Factors	See “Risk Factors” and other information appearing elsewhere in this Offering Circular for a discussion of factors you should carefully consider before deciding whether to invest in our common stock.

This offering is being made on a self-underwritten basis without the use of an exclusive placement agent. However, the Company has entered into a Securities Purchase Agreement with Blackbridge Capital, LLC, a Delaware limited liability company, operating out of New York, New York (“Blackbridge”) whereby Blackbridge has agreed to purchase up to $500,000 worth of shares pursuant to this Offering Circular. In addition, the Company has issued a convertible promissory note pursuant to the Securities Purchase Agreement equal to $25,000 as a commitment fee (the “Blackbridge Note”). Per the terms of the Blackbridge Note, Blackbridge has the right to convert any or all of the Blackbridge Note into common stock of the Company either as restricted stock or may exchange the underlying commitment shares for purchase of qualified shares issued per the qualified Offering Circular. As there is no minimum offering, upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds.

Please note that the Securities Purchase Agreement with Blackbridge is not exclusive and does not guarantee any subscription by Blackbridge to the Offering Circular. In such case, management will make its best effort to fill the subscription.

In the event that the Offering Circular is fully subscribed, any additional subscriptions shall be rejected and returned to the subscribing party along with any funds received.

In order to subscribe to purchase the shares, a prospective investor must complete a subscription agreement and send payment by check, wire transfer or ACH. Investors must answer certain questions to determine compliance with the investment limitation set forth in Regulation A Rule 251(d)(2)(i)(C) under the Securities Act of 1933, which states that in offerings such as this one, where the securities will not be listed on a registered national securities exchange upon qualification, the aggregate purchase price to be paid by the investor for the securities cannot exceed 10% of the greater of the investor’s annual income or net worth. In the case of an investor who is not a natural person, revenues or net assets for the investor’s most recently completed fiscal year are used instead.

The Company has not currently engaged any party for the public relations or promotion of this offering.

As of the date of this filing, there are no additional offers for shares, nor any options, warrants, or other rights for the issuance of additional shares except those described herein.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider each of the following risks, together with all other information set forth in this Offering Circular, including the consolidated financial statements and the related notes, before making a decision to buy our common stock. If any of the following risks actually occurs, our business could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

This offering contains forward-looking statements. Forward-looking statements relate to future events or our future financial performance. We generally identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our customers’ or our industry’s actual results, levels of activity, performance or achievements expressed or implied by these forward-looking statements, to differ. “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as other sections in this prospectus, discuss the important factors that could contribute to these differences.

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The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

This prospectus also contains market data related to our business and industry. This market data includes projections that are based on a number of assumptions. If these assumptions turn out to be incorrect, actual results may differ from the projections based on these assumptions. As a result, our markets may not grow at the rates projected by these data, or at all. The failure of these markets to grow at these projected rates may have a material adverse effect on our business, results of operations, financial condition and the market price of our common stock.

Risk Related to our Company and our Business

Our management has a limited experience operating a public company and are subject to the risks commonly encountered by early-stage companies.

Although both SPO Global, Inc. and the now merged Creative Arts, Inc. have experience in operating small companies, current management has not had to manage expansion while being a public company. Many investors may treat us as an early-stage company. In addition, management has not overseen a company with large growth. Because we have a limited operating history, our operating prospects should be considered in light of the risks and uncertainties frequently encountered by early-stage companies in rapidly evolving markets. These risks include:

●	risks that we may not have sufficient capital to achieve our growth strategy;

●	risks that we may not develop our product and service offerings in a manner that enables us to be profitable and meet our customers’ requirements;

●	risks that our growth strategy may not be successful; and

●	risks that fluctuations in our operating results will be significant relative to our revenues.

These risks are described in more detail below. Our future growth will depend substantially on our ability to address these and the other risks described in this section. If we do not successfully address these risks, our business would be significantly harmed.

We have a history of operating losses and we may need additional financing to meet our future long term capital requirements.

We have a history of losses and may continue to incur operating and net losses for the foreseeable future. As of June 30, 2016, we had a working capital deficit of $125,339, and stockholders’ deficit of $ $91,954. We incurred a net loss of $1,983,208 for the six months ended June 30, 2016 and a net loss of $74,900 for the six months ended June 30, 2016. We have not achieved sustainable profitability on an annual basis. We may not be able to reach a level of revenue to achieve profitability. If our revenues grow slower than anticipated, or if operating expenses exceed expectations, then we may not be able to achieve profitability in the near future or at all, which may depress our stock price.

We may need significant additional capital, which we may be unable to obtain.

We may need to obtain additional financing over time to fund operations. Our management cannot predict the extent to which we will require additional financing, and can provide no assurance that additional financing will be available on favorable terms or at all. The rights of the holders of any debt or equity that may be issued in the future could be senior to the rights of common shareholders, and any future issuance of equity could result in the dilution of our common shareholders’ proportionate equity interests in our company. Failure to obtain financing or an inability to obtain financing on unattractive terms could have a material adverse effect on our business, prospects, results of operation and financial condition.

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Our resources may not be sufficient to manage our potential growth; failure to properly manage our potential growth would be detrimental to our business.

We may fail to adequately manage our potential future growth. Any growth in our operations will place a significant strain on our administrative, financial and operational resources, and increase demands on our management and on our operational and administrative systems, controls and other resources. We cannot assure you that our existing personnel, systems, procedures or controls will be adequate to support our operations in the future or that we will be able to successfully implement appropriate measures consistent with our growth strategy. As part of this growth, we may have to implement new operational and financial systems, procedures and controls to expand, train and manage our employee base, and maintain close coordination among our technical, accounting, finance, marketing and sales staff. We cannot guarantee that we will be able to do so, or that if we are able to do so, we will be able to effectively integrate them into our existing staff and systems. To the extent we acquire businesses, we will also need to integrate and assimilate new operations, technologies and personnel. If we are unable to manage growth effectively, such as if our sales and marketing efforts exceed our capacity to install, maintain and service our products or if new employees are unable to achieve performance levels, our business, operating results and financial condition could be materially and adversely affected.

We will need to increase the size of our organization, and we may be unable to manage rapid growth effectively.

Our failure to manage growth effectively could have a material and adverse effect on our business, results of operations and financial condition. We anticipate that a period of significant expansion will be required to address possible acquisitions of business, products, or rights, and potential internal growth to handle licensing and research activities. This expansion will place a significant strain on management, operational and financial resources. To manage the expected growth of our operations and personnel, we must both improve our existing operational and financial systems, procedures and controls and implement new systems, procedures and controls. We must also expand our finance, administrative, and operations staff. Our current personnel, systems, procedures and controls may not adequately support future operations. Management may be unable to hire, train, retain, motivate and manage necessary personnel or to identify, manage and exploit existing and potential strategic relationships and market opportunities.

We are dependent on the continued services and performance of our senior management, the loss of any of whom could adversely affect our business, operating results and financial condition.

Our future performance depends on the continued services and continuing contributions of our senior management to execute our business plan, and to identify and pursue new opportunities and product innovations. The loss of services of senior management, particularly Jonathan Thomas, Creative Arts, Inc. founder, could significantly delay or prevent the achievement of our strategic objectives. The loss of the services of senior management for any reason could adversely affect our business, prospects, financial condition and results of operations.

Our ability to protect our intellectual property and proprietary technology through patents and other means is uncertain and may be inadequate, which would have a material and adverse effect on us.

Our success depends significantly on our ability to protect our proprietary rights to the technologies used in our products. We currently do not have any patents pending, thus we cannot assure you that we will be able to control all of the rights for all of our intellectual property. If we rely on patent protection, as well as a combination of copyright, trade secret and trademark laws and nondisclosure, confidentiality and other contractual restrictions to protect our proprietary technology, including our licensed technology. However, these legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep any competitive advantage. Both the patent application process and the process of managing patent disputes can be time-consuming and expensive. Competitors may be able to design around our patents or develop products which provide outcomes which are comparable or even superior to ours. Steps that we have taken to protect our intellectual property and proprietary technology, including entering into confidentiality agreements and intellectual property assignment agreements with some of our officers, employees, consultants and advisors, may not provide meaningful protection for our trade secrets or other proprietary information in the event of unauthorized use or disclosure or other breaches of the agreements. Furthermore, the laws of foreign countries may not protect our intellectual property rights to the same extent as do the laws of the United States.

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In the event a competitor infringes upon our licensed or pending patent or other intellectual property rights, enforcing those rights may be costly, uncertain, difficult and time consuming. Even if successful, litigation to enforce our intellectual property rights or to defend our patents against challenge could be expensive and time consuming and could divert our management’s attention. We may not have sufficient resources to enforce our intellectual property rights or to defend our patents rights against a challenge. The failure to obtain patents and/or protect our intellectual property rights could have a material and adverse effect on our business, results of operations and financial condition.

We may become subject to claims of infringement or misappropriation of the intellectual property rights of others, which could prohibit us from developing our products, require us to obtain licenses from third parties or to develop non-infringing alternatives and subject us to substantial monetary damages.

Third parties could, in the future, assert infringement or misappropriation claims against us with respect to products we develop. Whether a product infringes a patent or misappropriates other intellectual property involves complex legal and factual issues, the determination of which is often uncertain. Therefore, we cannot be certain that we have not infringed the intellectual property rights of others. Our potential competitors may assert that some aspect of our product infringes their patents. Because patent applications may take years to issue, there also may be applications now pending of which we are unaware that may later result in issued patents upon which our products could infringe. There also may be existing patents or pending patent applications of which we are unaware upon which our products may inadvertently infringe.

Any infringement or misappropriation claim could cause us to incur significant costs, place significant strain on our financial resources, divert management’s attention from our business and harm our reputation. If the relevant patents in such claim were upheld as valid and enforceable and we were found to infringe them, we could be prohibited from selling any product that is found to infringe unless we could obtain licenses to use the technology covered by the patent or are able to design around the patent. We may be unable to obtain such a license on terms acceptable to us, if at all, and we may not be able to redesign our products to avoid infringement. A court could also order us to pay compensatory damages for such infringement, plus prejudgment interest and could, in addition, treble the compensatory damages and award attorney fees. These damages could be substantial and could harm our reputation, business, financial condition and operating results. A court also could enter orders that temporarily, preliminarily or permanently enjoin us and our customers from making, using, or selling products, and could enter an order mandating that we undertake certain remedial activities. Depending on the nature of the relief ordered by the court, we could become liable for additional damages to third parties

We may not be successful in the implementation of our business strategy or our business strategy may not be successful, either of which will impede our development and growth.

Our business strategy remaining on the cutting edge of enterprise software as a service for testing and monitoring enterprise systems. Our ability to implement this business strategy is dependent on our ability to:

●	predict changes in new enterprise software releases;

●	Understanding best practices for enterprise systems and implementation;

●	convincing new clients to utilize our SaaS product;

●	establish brand recognition and customer loyalty; and

●	manage growth in administrative overhead costs during the initiation of our business efforts.

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We do not know whether we will be able to continue successfully implementing our business strategy or whether our business strategy will ultimately be successful. In assessing our ability to meet these challenges, a potential investor should take into account our limited operating history and brand recognition, our management’s relative inexperience, the competitive conditions existing in our industry and general economic conditions. Our growth is largely dependent on our ability to successfully implement our business strategy. Our revenues may be adversely affected if we fail to implement our business strategy or if we divert resources to a business that ultimately proves unsuccessful.

We have limited existing brand identity and customer loyalty; if we fail to market our brand to promote our service offerings, our business could suffer.

Because of our limited operating history, we currently do not have strong brand identity or brand loyalty. We believe that establishing and maintaining brand identity and brand loyalty is critical to attracting customers to our program. In order to attract copyright holders to our program, we may be forced to spend substantial funds to create and maintain brand recognition among consumers. We believe that the cost of our sales campaigns could increase substantially in the future. If our branding efforts are not successful, our ability to earn revenues and sustain our operations will be harmed.

Promotion and enhancement of our services will depend on our success in consistently providing high-quality services to our customers. Since we rely on technology partners to provide portions of the service to our customers, if our suppliers do not send accurate and timely data, or if our customers do not perceive the products we offer as superior, the value of our brand could be harmed. Any brand impairment or dilution could decrease the attractiveness of our services to one or more of these groups, which could harm our business, results of operations and financial condition.

Our service offerings may not be accepted.

As is typically the case involving service offerings, anticipation of demand and market acceptance are subject to a high level of uncertainty. The success of our service offerings primarily depends on the interest of copyright holders in joining our service. In general, achieving market acceptance for our services will require substantial marketing efforts and the expenditure of significant funds, the availability of which we cannot be assured, to create awareness and demand among customers. We have limited financial, personnel and other resources to undertake extensive marketing activities. Accordingly, we cannot assure you that any of our services will be accepted or with respect to our ability to generate the revenues necessary to remain in business.

A competitor with a stronger or more suitable financial position may enter our marketplace.

To our knowledge, there is currently no other company offering a copyright settlement service for peer to peer infringers. The success of our service offerings primarily depends on the interest of copyright holders in joining our service, as opposed to a similar service offered by a competitor. If a direct competitor arrives in our market, achieving market acceptance for our services may require additional marketing efforts and the expenditure of significant funds, the availability of which we cannot be assured, to create awareness and demand among customers. We have limited financial, personnel and other resources to undertake additional marketing activities. Accordingly, no assurance can be given that we will be able to win business from a stronger competitor.

A significant portion of our revenue is dependent upon a small number of customers and the loss of any one of these customers would negatively impact our revenues and our results of operations.

During the year ended December 31, 2015 and the six months ended June 30, 2016 revenues generated from the services rendered to 3 major customers. As of June 30, 2016, the Company had accounts receivable from less than 5 customers representing approximately 100% of accounts receivable and one copyright owner representing approximately 100% of accounts receivable. Although we believe the continued growth of the Company will further diversity our client base our current concentration of clients means that loss of any client could be detrimental to the overall business.

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Software defects or errors in our products could harm our reputation, result in significant costs to us and impair our ability to sell our products, which would harm our operating results.

Our products may contain undetected defects or errors when first introduced or as new versions are released, which could materially and adversely affect our reputation, result in significant costs to us and impair our ability to sell our products in the future. The costs incurred in correcting any defects or errors may be substantial and could adversely affect our operating results.

Interruptions or performance problems associated with our technology and infrastructure may adversely affect our business and operating results.

Our continued growth depends in part on the ability of our existing and potential customers to access our platform at any time and within an acceptable amount of time. Our platform is proprietary, and we rely on the expertise of members of our engineering, operations, and software development teams for their continued performance. We have experienced, and may in the future experience, disruptions, outages, and other performance problems due to a variety of factors, including infrastructure changes, introductions of new functionality, human or software errors, capacity constraints due to an overwhelming number of users accessing our platform simultaneously, denial of service attacks, or other security related incidents. In some instances, we may not be able to identify the cause or causes of these performance problems within an acceptable period of time. It may become increasingly difficult to maintain and improve our performance, especially during peak usage times and as our platform become more complex and our user traffic increases. If our platform is unavailable or if our users are unable to access our platform within a reasonable amount of time or at all, our business would be negatively affected. In addition, our infrastructure does not currently include the real-time mirroring of data. Therefore, in the event of any of the factors described above, or certain other failures of our infrastructure, customer data may be permanently lost. Moreover, some of our customer agreements include performance guarantees and service level standards that obligate us to provide credits or termination rights in the event of a significant disruption in our platform. To the extent that we do not effectively address capacity constraints, upgrade our systems as needed, and continually develop our technology and network architecture to accommodate actual and anticipated changes in technology, our business and operating results may be adversely affected.

Our service relies on third parties to maintain servers and databases. Disruption in third party services would adversely affect our ability to provide our product.

We do not own our own servers. To properly optimize our software solutions, we rely on third parties to maintain dedicated servers and store our databases. In the event that these services were disrupted, either for technical reasons, a dispute between us and a third party provider, or for any other reason, we will not be able to provide our customers with part or all of our product. In the short term, these could damage our reputation with existing and future customers. If the disruption were prolonged, it could be detrimental to the overall company, resulting in losses and possible claims by customers.

Real or perceived errors, failures, or bugs in our platform could adversely affect our operating results and growth prospects.

Because our platform is complex, undetected errors, failures, vulnerabilities, or bugs may occur, especially when updates are deployed. Our platform is most often used in connection with large-scale computing environments with different operating systems, system management software, equipment, and networking configurations, which may cause errors or failures of our platform, or other aspects of the computing environment into which they are deployed. In addition, deployment of our platform into complicated, large-scale computing environments may expose undetected errors, failures, vulnerabilities, or bugs in our platform. Despite testing by us, errors, failures, vulnerabilities, or bugs may not be found in our platform until after they are deployed to our customers. We have discovered and expect will continue to discover software errors, failures, vulnerabilities, and bugs in our platform anticipate that certain of these errors, failures, vulnerabilities, and bugs will only be discovered and remediated after deployment to customers. Real or perceived errors, failures, or bugs in our platform could result in negative publicity, loss of or delay in market acceptance of our platform, loss of competitive position, or claims by customers for losses sustained by them. In such an event, we may be required, or may choose, for customer relations or other reasons, to expend additional resources in order to help correct the problem.

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If the market for SaaS business software applications develops more slowly than we expect or declines, our business would be adversely affected.

The market for SaaS business software applications is less mature than the market for on-premise business software applications, and the adoption rate of SaaS business software applications may be slower among subscribers in industries with heightened data security interests or business practices requiring highly customizable application software. Our success will depend to a substantial extent on the widespread adoption of SaaS business applications in general, and of SaaS customer service applications in particular. Many organizations have invested substantial personnel and financial resources to integrate traditional on-premise business software applications into their businesses, and therefore may be reluctant or unwilling to migrate to SaaS applications. It is difficult to predict customer adoption rates and demand for our platform, the future growth rate and size of the SaaS business applications market or the entry of competitive applications. The expansion of the SaaS business applications market depends on a number of factors, including the cost, performance, and perceived value associated with SaaS, as well as the ability of SaaS providers to address data security and privacy concerns. Additionally, government agencies have adopted, or may adopt, laws and regulations regarding the collection and use of personal information obtained from consumers and other individuals, or may seek to access information on our platform, either of which may reduce the overall demand for our platform. If we or other SaaS providers experience data security incidents, loss of customer data, disruptions in delivery, or other problems, the market for SaaS business applications, including our platform, may be negatively affected. If SaaS business applications do not continue to achieve market acceptance, or there is a reduction in demand for SaaS business applications caused by a lack of customer acceptance, technological challenges, weakening economic conditions, data security or privacy concerns, governmental regulation, competing technologies and products, or decreases in information technology spending, it would result in decreased revenue and our business would be adversely affected.

Incorrect or improper implementation or use of our platform could result in customer dissatisfaction and negatively affect our business, results of operations, financial condition, and growth prospects.

Our platform is deployed in a wide variety of technology environments and into a broad range of complex workflows. Increasingly, our platform has been integrated into large-scale, complex technology environments, and specialized use cases, and we believe our future success will depend on our ability to increase use of our platform in such deployments. We often assist our customers in implementing our platform, but many customers attempt to implement even complex deployments themselves. If we or our customers are unable to implement our platform successfully, or unable to do so in a timely manner, customer perceptions of our platform and company may be impaired, our reputation and brand may suffer, and customers may choose not to renew or expand the use of our platform.

Our customers and third-party partners may need training in the proper use of our platform to maximize its potential. If our platform is not implemented or used correctly or as intended, inadequate performance may result. Because our customers rely on platform to manage a wide range of operations, the incorrect or improper implementation or use of platform, our failure to train customers on how to efficiently and effectively use platform, or our failure to provide adequate product support to our customers, may result in negative publicity or legal claims against us. Also, as we continue to expand our customer base, any failure by us to properly provide these services will likely result in lost opportunities for additional subscriptions to our platform.

Our products use novel technologies or apply technologies in more innovative ways than other competing software companies and are or will be new to the market; accordingly, we may not be successful in achieving wide acceptance of our products and our operations and growth would be adversely affected.

Although we believe our technology provides a robust software solution for monitoring and testing enterprise systems, the technologies applied are more innovative than those our competitors. Our customers, however, may not have the knowledge or sophistication to deal with the implementation of our products. As result, we may not be successful in gaining wide acceptance of our products and services, which could be detrimental to our operations and growth.

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If our security measures are breached or unauthorized access to customer data is otherwise obtained, our platform may be perceived as insecure, we may lose existing customers or fail to attract new customers, and we may incur significant liabilities.

Use of our platform involve the storage, transmission, and processing of our customers’ proprietary data, including personal or identifying information regarding their customers or employees. Unauthorized access or security breaches of our platform could result in the loss of data, loss of business, severe reputational damage adversely affecting customer or investor confidence, regulatory investigations and orders, litigation, indemnity obligations, damages for contract breach, penalties for violation of applicable laws or regulations, and significant costs for remediation that may include liability for stolen assets or information and repair of system damage that may have been caused, incentives offered to customers or other business partners in an effort to maintain business relationships after a breach, and other liabilities. We have incurred and expect to incur significant expenses to prevent security breaches, including deploying additional personnel and protection technologies, training employees, and engaging third-party experts and consultants.

Because the techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not identified until they are launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. We may also experience security breaches that may remain undetected for an extended period.

Because data security is a critical competitive factor in our industry, we make numerous statements in our privacy policies and terms of service, through our certifications to privacy standards, and in our marketing materials, providing assurances about the security of our platform including detailed descriptions of security measures we employ. Should any of these statements be untrue or become untrue, even through circumstances beyond our reasonable control, we may face claims of misrepresentation or deceptiveness by the U.S. Federal Trade Commission, state and foreign regulators, and private litigants.

Litigation may harm our business.

Substantial, complex or extended litigation could cause us to incur significant costs and distract our management. For example, lawsuits by employees, stockholders, collaborators, distributors, customers, competitors or others could be very costly and substantially disrupt our business. Disputes from time to time with such companies, organizations or individuals are not uncommon, and we cannot assure you that we will always be able to resolve such disputes or on terms favorable to us. Unexpected results could cause us to have financial exposure in these matters in excess of recorded reserves and insurance coverage, requiring us to provide additional reserves to address these liabilities, therefore impacting profits.

If we experience a significant disruption in our information technology systems or if we fail to implement new systems and software successfully, our business could be adversely affected.

We depend on information systems throughout our company to control our manufacturing processes, process orders, manage inventory, process and bill shipments and collect cash from our customers, respond to customer inquiries, contribute to our overall internal control processes, maintain records of our property, plant and equipment, and record and pay amounts due vendors and other creditors. If we were to experience a prolonged disruption in our information systems that involve interactions with customers and suppliers, it could result in the loss of sales and customers and/or increased costs, which could adversely affect our overall business operation.

Risks Related to the Securities Markets and Ownership of our Equity Securities

The Common Stock is thinly traded, so you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

The Common Stock has historically been sporadically traded on the OTC PinkSheets, meaning that the number of persons interested in purchasing our shares at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common shares will develop or be sustained, or that current trading levels will be sustained.

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The market price for the common stock is particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, limited operating history and lack of revenue, which could lead to wide fluctuations in our share price. The price at which you purchase our shares may not be indicative of the price that will prevail in the trading market. You may be unable to sell your common shares at or above your purchase price, which may result in substantial losses to you.

The market for our shares of common stock is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our shares are sporadically traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our shares is sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Secondly, we are a speculative investment due to, among other matters, our limited operating history and lack of revenue or profit to date, and the uncertainty of future market acceptance for our potential products. As a consequence of this enhanced risk, more risk-averse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the securities of a seasoned issuer. The following factors may add to the volatility in the price of our shares: actual or anticipated variations in our quarterly or annual operating results; acceptance of our inventory of games; government regulations, announcements of significant acquisitions, strategic partnerships or joint ventures; our capital commitments and additions or departures of our key personnel. Many of these factors are beyond our control and may decrease the market price of our shares regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our shares will be at any time, including as to whether our shares will sustain their current market prices, or as to what effect the sale of shares or the availability of shares for sale at any time will have on the prevailing market price.

Shareholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the volatility of our share price.

The market price of our common stock may be volatile and adversely affected by several factors.

The market price of our common stock could fluctuate significantly in response to various factors and events, including, but not limited to:

●	our ability to integrate operations, technology, products and services;

●	our ability to execute our business plan;

●	operating results below expectations;

●	our issuance of additional securities, including debt or equity or a combination thereof;

●	announcements of technological innovations or new products by us or our competitors;

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●	loss of any strategic relationship;

●	industry developments, including, without limitation, changes in healthcare policies or practices;

●	economic and other external factors;

●	period-to-period fluctuations in our financial results; and

●	whether an active trading market in our common stock develops and is maintained.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock. Issuers using the Alternative Reporting standard for filing financial reports with OTC Markets are often subject to large volatility unrelated to the fundamentals of the company.

Our chief executive officer has control over key decision making as a result of his control of a majority of our voting stock.

Owen Dukes, our President and Chief Executive Officer, is able to exercise voting rights with respect to a majority of the voting power of our outstanding capital stock and therefore has the ability to control the outcome of matters submitted to our stockholders for approval.

This concentrated control could also discourage a potential investor from acquiring our common stock due to the limited voting power of such stock relative to the Series A Preferred Stock, $0.01 par value per share, held by Mr. Dukes and might harm the trading price of our common stock. As a board member and officer, Mr. Dukes owes a fiduciary duty to our stockholders and must act in good faith in a manner he reasonably believes to be in the best interests of our stockholders. As a stockholder, even a controlling stockholder, Mr. Dukes is entitled to vote his shares in his own interests, which may not always be in the interests of our stockholders generally.

Future sales of common stock or other dilutive events may adversely affect prevailing market prices for our common stock.

As of June 30th, 2016, we had 300 million authorized shares of Common Stock, of which 188,533,687 shares of our Common Stock were issued and outstanding.

On the 3 May, 2016 The State of Delaware approved the amendment of the Amended and restated Certificate of Incorporation of the company that the total number of shares of all classes of stock that the company shall have the authority to issue 300,000,000 of which 298,000,000 are shares of common stock, par value $0.01 per share and to designate a new series of Preferred B Convertible Stock with the number of such series shall be One Million (1,000,000) , par value $0.01 with the following limitations and restrictions.

On the 14th July, 2016 The State of Delaware approved the amendment of the Amended and restated Certificate of Incorporation of the company that the total number of shares of all classes of stock that the company shall have the authority to issue 750,000,000 of which 748,000,000 are shares of common stock, par value $0.01.

The holders of the Preferred B Series shall not be entitled to have any voting rights.

The holders of the Preferred B Series shall not be entitled to receive any dividends.

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The holders of the Preferred B Series shall have the Right to Convert each share after twelve (12) months from the date of issuance into a number of shares of fully paid and non-assessable shares of Common Stock based upon the average closing bid price for the Company common stock for each of the ten (10) consecutive trading days with a discount of fifty percent (50%).

Our board of directors has the authority, without further action or vote of our stockholders, to issue all or any part of the shares of our Common Stock that are authorized for issuance and neither issued nor reserved for issuance. Additionally, we require additional funds to continue to meet our liquidity needs and maintain our operations as presently conducted and to realize our business plan. Such stock issuances may be made at a price that reflects a discount from the then-current trading price of our Common Stock. In order to raise capital that we need at today's stock prices, we would likely need to issue securities that are convertible into or exercisable for a significant number of shares of our Common Stock.

The shares of Common Stock issuable upon conversion of our securities or the outstanding shares are saleable without restriction. Any of these issuances will dilute the percentage ownership interests of our current stockholders, which will have the effect of reducing their influence on matters on which our stockholders vote, and might dilute the book value and market value of our Common Stock.

Our board of directors' right to authorize the issuance of additional shares of preferred stock could adversely impact the rights of holders of our common stock.

Our board of directors currently has the right to designate and authorize the issuance of our preferred stock, in one or more series, with such voting, dividend and other rights as our directors may determine. The board of directors can designate new series of preferred stock without the approval of the holders of our Common Stock. The rights of holders of our Common Stock may be adversely affected by the rights of any holders of shares of preferred stock that may be issued in the future, including without limitation dilution of the equity ownership.

The elimination of monetary liability against our directors, officers and employees under our Articles of Incorporation and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by our company and may discourage lawsuits against our directors, officers and employees.

Our Articles of Incorporation contains provisions that eliminate the liability of our directors for monetary damages to our company and shareholders. Our bylaws also require us to indemnify our officers and directors. We may also have contractual indemnification obligations under our agreements with our directors, officers and employees. The foregoing indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against directors, officers and employees that we may be unable to recoup. These provisions and resultant costs may also discourage our company from bringing a lawsuit against directors, officers and employees for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our shareholders against our directors, officers and employees even though such actions, if successful, might otherwise benefit our company and shareholders.

Anti-takeover provisions may impede the acquisition of our company.

Certain provisions of the Delaware Revised Statutes have anti-takeover effects and may inhibit a non-negotiated merger or other business combination. These provisions are intended to encourage any person interested in acquiring us to negotiate with, and to obtain the approval of, our board of directors in connection with such a transaction. However, certain of these provisions may discourage a future acquisition of us, including an acquisition in which the shareholders might otherwise receive a premium for their shares. As a result, shareholders who might desire to participate in such a transaction may not have the opportunity to do so.

Our financials are not independently audited, which could result in errors and/or omissions in our financial statements if proper standards are not applied.

Although the Company is confident with its accounting firm, we are not required to have our financials audited by a certified Public Company Accounting Oversight Board (“PCAOB”). As such, our accountants do not have a third party reviewing the accounting. Our accountants may also not be up to date with all publications and releases put out by the PCAOB regarding accounting standards and treatments. This could mean that our unaudited financials may not properly reflect up to date standards and treatments resulting misstated financials statements.

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We may become involved in securities class action litigation that could divert management’s attention and harm our business.

The stock market in general, and the shares of early stage companies in particular, have experienced extreme price and volume fluctuations. These fluctuations have often been unrelated or disproportionate to the operating performance of the companies involved. If these fluctuations occur in the future, the market price of our shares could fall regardless of our operating performance. In the past, following periods of volatility in the market price of a particular company’s securities, securities class action litigation has often been brought against that company. If the market price or volume of our shares suffers extreme fluctuations, then we may become involved in this type of litigation, which would be expensive and divert management’s attention and resources from managing our business.

As a public company, we may also from time to time make forward-looking statements about future operating results and provide some financial guidance to the public markets. Our management has limited experience as a management team in a public company and as a result, projections may not be made timely or set at expected performance levels and could materially affect the price of our shares. Any failure to meet published forward-looking statements that adversely affect the stock price could result in losses to investors, stockholder lawsuits or other litigation, sanctions or restrictions issued by the SEC.

Our common stock is currently deemed a “penny stock,” which makes it more difficult for our investors to sell their shares.

The SEC has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a person’s account for transactions in penny stocks, and the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience objectives of the person, and make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form sets forth the basis on which the broker or dealer made the suitability determination, and that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock if and when such shares are eligible for sale and may cause a decline in the market value of its stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

As an issuer of “penny stock,” the protection provided by the federal securities laws relating to forward-looking statements does not apply to us.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

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As an issuer not required to make reports to the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, holders of restricted shares may not be able to sell shares into the open market as Rule 144 exemptions may not apply.

Under Rule 144 of the Securities Act of 1933 holders of restricted shares, may avail themselves of certain exemption from registration is the holder and the issuer meet certain requirements. As a company that is not required to file reports under Section 13 or 15(d) of the Securities Exchange Act, referred to as a non-reporting company, we may not, in the future, meet the requirements for an issuer under 144 that would allow a holder to qualify for Rule 144 exemptions. In such an event, holders of restricted stock would have to utilize another exemption from registration or rely on a registration statement to be filed by the Company registered the restricted stock. Currently, the Company has no plans of filing a registration statement with the Commission.

Securities analysts may elect not to report on our common stock or may issue negative reports that adversely affect the stock price.

At this time, no securities analysts provide research coverage of our common stock, and securities analysts may not elect not to provide such coverage in the future. It may remain difficult for our company, with its small market capitalization, to attract independent financial analysts that will cover our common stock. If securities analysts do not cover our common stock, the lack of research coverage may adversely affect the stock’s actual and potential market price. The trading market for our common stock may be affected in part by the research and reports that industry or financial analysts publish about our business. If one or more analysts elect to cover our company and then downgrade the stock, the stock price would likely decline rapidly. If one or more of these analysts cease coverage of our company, we could lose visibility in the market, which, in turn, could cause our stock price to decline. This could have a negative effect on the market price of our common stock.

We have not paid cash dividends in the past and do not expect to pay cash dividends in the foreseeable future. Any return on investment may be limited to the value of our common stock.

We have never paid cash dividends on our capital stock and do not anticipate paying cash dividends on our capital stock in the foreseeable future. The payment of dividends on our capital stock will depend on our earnings, financial condition and other business and economic factors affecting us at such time as the board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if the common stock price appreciates.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

 We make forward-looking statements under the “Summary,” “Risk Factors,” “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other sections of this Offering Circular. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” and the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks and uncertainties described under “Risk Factors.”

While we believe we have identified material risks, these risks and uncertainties are not exhaustive. Other sections of this Offering Circular describe additional factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

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Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this Offering Circular to conform our prior statements to actual results or revised expectations, and we do not intend to do so.

Forward-looking statements include, but are not limited to, statements about:

●	our business’ strategies and investment policies;

●	our business’ financing plans and the availability of capital;

●	potential growth opportunities available to our business;

●	the risks associated with potential acquisitions by us;

●	the recruitment and retention of our officers and employees;

●	our expected levels of compensation;

●	the effects of competition on our business; and

●	the impact of future legislation and regulatory changes on our business.

We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this Offering Circular.

USE OF PROCEEDS

The following Use of Proceeds is based on estimates made by management. The Company planned the Use of Proceeds after deducting estimated offering expenses estimated to be $25,000. Management prepared the milestones based on three levels of offering raise success: 25% of the Maximum Offering proceeds raised ($125,000), 50% of the Maximum Offering proceeds raised ($250,000), 75% of the Maximum Offering proceeds raised ($375,000), and the Maximum Offering proceeds raised of $500,000 through the offering. The costs associated with operating as a public company are included in all our budgeted scenarios and management is responsible for the preparation of the required documents to keep the costs to a minimum.

Although we have no minimum offering, we have calculated used of proceeds such that if we raise 25% of the offering is budgeted to sustain operations for a twelve-month period. 25% of the Maximum Offering is sufficient to keep the Company current with its public listing status costs with prudently budgeted funds remaining which will be sufficient to complete the development of our marketing package. If the Company were to raise 50% of the Maximum Offering, then we would be able to expand our marketing outside the US. Raising the Maximum Offering will enable the Company to implement our full business. If we begin to generate profits, we plan to increase our marketing and sales activity accordingly.

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Spirit intends to use the proceeds from this offering as follows:

Application of	25% of Proceeds		50% of Maximum		75% of Maximum		Maximum
Proceeds	$	% of Total	$	% of total	$	% of total	$	% of total

Total Offering Proceeds	125,000	100%	250,000	100.00	375,000	100.00	500,000	100.00

Offering Expenses
Legal & Professional Fees	5,000	4.0%	5,000	2.0%	5,000	1.3%	5,000	1.0%
Accounting Fees	3,500	2.8%	3,500	1.4%	3,500	0.9%	3,500	0.7%
Admin Fees	1,500	1.2%	1,500	0.6%	1,500	0.4%	1,500	0.3%
Total Offering Expenses	10,000	8.0%	10,000	4.0%	10,000	2.7%	10,000	2.0%
				0.0%		0.0%		0.0%
Net Proceeds from Offering	115,000	92.0%	240,000	96.0%	365,000	97.3%	490,000	98.0%

Use of Net Proceeds
Research and Development	25,000	20.0%	55,000	22.0%	75,000	20.0%	100,000	20.0%
Legal and Professional Fees	10,000	8.0%	20,000	8.0%	30,000	8.0%	45,000	9.0%
Marketing and Sales	45,000	36.0%	85,000	34.0%	140,000	37.3%	200,000	40.0%
Working Capital	35,000	28.0%	80,000	32.0%	120,000	32.0%	145,000	29.0%
Total Use of Net Proceeds	115,000	92.0%	240,000	96.0%	365,000	97.3%	490,000	98.0%

Notes:

The foregoing represents our best estimate of the allocation of the proceeds of this offering based on planned use of funds for our operations and current objectives.

Under Net Proceeds, Legal and accounting are Legal and auditor/accounting fees not related to this offering. Assuming we raise the Maximum Offering, we believe there will be additional costs associated with implementing our business plan that will require greater attention from our professional advisors, including the possibility of filing a registration statement on Form 10 or Form S-1 which would greatly increase costs associated with keeping compliant with reporting requirements.

Under Net Proceeds, we have based our calculation and division of funds on the current needs of the Company. However, our market place is constantly changing. Management may, depending on circumstances, be required to divert funds from one heading to another as the business demands. For example, successful expanded marketing in the US may require us to use more resources in IT to keep up with demand. Likewise, if our marketing efforts are less fruitful than anticipated, we may divert funds to improving the underlying product.

We currently consider the foregoing project our priority and intend to use the proceeds from this offering for such projects.

Clarified as to term use and disclosure added that fees increase with the offering size as it is anticipated that a greater size of raise will increase the corporation’s activities which will result in a greater number of transactions thus resulting in the need for additional disclosure and accounting.

DIVIDEND POLICY

We have not declared or paid any dividends on our common stock. We intend to retain earnings for use in our operations and to finance our business. Any change in our dividend policy is within the discretion of our board of directors and will depend, among other things, on our earnings, debt service and capital requirements, restrictions in financing agreements, if any, business conditions, legal restrictions and other factors that our board of directors deems relevant.

DILUTION

Purchasers of our common stock in this offering will experience an immediate dilution of net tangible book value per share from the public offering price. Dilution in net tangible book value per share represents the difference between the amount per share paid by the purchasers of shares of common stock and the net tangible book value per share immediately after this offering.

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After giving effect to (i) the sale of our common stock in this offering at an assumed public offering price of $0.03 per share and after deducting the estimated offering expenses payable by us and (ii) the issuance of a total of 44,601,962 shares of common stock per the merger with Clear Arts, Inc. to our majority shareholder in the fourth quarter of 2015, our adjusted net tangible book value at December, 2015 would have been $ $1,141,038 or $0.01 per share, assuming maximum offering size. This represents an immediate increase in net tangible book value per share of $0.0095 to the existing stockholders and dilution in net tangible book value per share of $0.02 to new investors who purchase shares in the offering assuming maximum offering size.

The following table sets forth the estimated net tangible book value per share after the offering and the dilution to persons purchasing Common Stock based on the foregoing minimum and maximum offering assumptions.

	25% of the Offering Subscribed	50% of the Offering Subscribed	75% of the Offering Subscribed	100% of the Offering Subscribed

Assumed public offering price per share	$0.03	$0.03	$0.03	$0.03
Net tangible book value per share at December 31, 2015, as adjusted	$0.0022	$0.0022	$0.0022	$0.0022
Increase in net tangible book value per share to the existing stockholders attributable to this offering	$0.0032	$0.0057	$0.0077	$0.0094
Adjusted net tangible book value per share after this offering	$0.0053	$0.0078	$0.0099	$0.0116
Dilution in net tangible book value per share to new investors	$0.0247	$0.0222	$0.0201	$0.0184

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with the unaudited financial statements and the notes thereto of the Company included in this Offering Circular. The following discussion contains forward-looking statements. Actual results could differ materially from the results discussed in the forward-looking statements. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” above.

Overview

S.P.O. (SOFTWARE PERFORMANCE OPTIMIZATION) GLOBAL INC, (“we” or “SPO” or the “Company”) is an emerging technology company that is focused on its unique performance optimization software IP for all enterprise applications. The focus of SPO will be to build its revenues with a growing customer base around the world and to create maximum shareholder value. The company has recently purchased the performance software testing company Reflective Solutions Ltd that sells its software and consultancy across world-wide markets. SPO is focusing on increasing the revenue in Reflective Solutions with expansion in the North American Markets. The principle software products of Reflective Solutions is "Stress Tester", a robust Performance Stress testing solution for large enterprise applications and the product "Sentinel" that is providing enterprise customers an intelligent monitoring solution 24/7 software as a service (SAS).

The Company was originally incorporated under the laws of the State of Delaware in September 1981 under the name "Applied DNA Systems, Inc." On November 16, 1994, it changed its name to "Nu-Tech Bio-Med, Inc." On December 23, 1998, it again changed its name to "United Diagnostic, Inc." Effective April 21, 2005, it acquired (the "Acquisition Transaction") 100% of the outstanding capital stock of SPO Medical Equipment Ltd., a company incorporated under the laws of the State of Israel ("SPO Ltd."), pursuant to a Capital Stock Exchange Agreement dated as of February 28, 2005 between the Company, SPO Ltd. and the shareholders of SPO Ltd., as amended and restated on April 21, 2005 (the "Exchange Agreement"). In exchange for the outstanding capital stock of SPO Ltd., the Company issued to the former shareholders of SPO Ltd. a total of 5,769,106 shares of the Company's common stock, par value $0.01 per share ("Common Stock"), representing approximately 90% of the Common Stock then issued and outstanding after giving effect to the Acquisition Transaction. As a result of the Acquisition Transaction, SPO Ltd. became a wholly owned subsidiary of the Company as of April 21, 2005 and, subsequent to the Acquisition Transaction, the Company changed its name to "SPO Medical Inc." Upon consummation of the Acquisition Transaction, the SPO effectuated a forward subdivision of it’s Common Stock issued and outstanding on a 2.65285:1 basis.

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Recent Developments

On the 23rd of December, 2015, SPO executed a Stock Exchange Agreement (Merger) for the purchase of a 93.94% interest in the UK company, Reflective Solutions Ltd. (“Reflective”), a performance software testing company. Under the SEA, the selling shareholders of Reflective received 1433 shares of SPO restricted common stock for every 1 share held, for a total issuance by SPO of 46,980,905 restrictive common shares.

The Merger is accounted for as a reverse-merger and recapitalization. Reflective is the acquirer for financial reporting purposes and SPO is the acquired company. Consequently, the assets and liabilities and the operations that are reflected in the historical financial statements prior to the Merger are those of Reflective and are recorded at the historical cost basis of Reflective, and the consolidated financial statements after completion of the Merger include the assets, liabilities and operations of SPO and Reflective, from the closing date of the Merger. Therefore, the historical equity accounts of Reflective including par value per share, share and per share numbers included in the 2014 financial statements, have been adjusted to reflect the number of shares received in the Merger.

On December 31, 2015, SPO Global entered into a Purchase Agreement with Elepho, Inc., a DE company, owned by Michael Braunold, the Company’s former CEO and President, to sell its remaining interests in SPO Medical Equipment, LTD. SPO Global had previously entered into a Settlement Agreement with Mr. Braunold, wherein it granted him a perpetual, exclusive license to the IP and SPO technology held by SPO Medical Ltd, in exchange for, among other things, his release of all sums owed to him by the Company.

Revenue

Revenues for the period ended December 31, 2015 were $301,136 compared to $370,773 for the period ended December 31, 2014. The decrease in revenues for the period ended December 31, 2015 as compared to the period ended December 31, 2014 is attributable to a change in ownership and management in 2015.

For the nine months ended September 30, 2016 revenues for the Company were $95,685 compared to $266,911 for the nine months ended September 30, 2015. The loss in revenues is attributable to a change in ownership in 2015.

Cost of revenue for the period ended December 31, 2015 was $13,111 for a gross profit of $288,025 compared to $28,536 in costs of revenue and gross profits of $342,237 for the period ended December 31, 2014.

For the nine months ended September 30, 2015 and the nine months ended September 30, 2014, there were cost of revenues.

Operating Expenses

Research and Development Expenses

Research and development expenses consist primarily of expenses incurred in the design, development and testing of our products.

These expenses consist primarily of software coding, developers and testing services, for the period ended December 31, 2015 were $123,825 compared to $23,945 for the period ended December 31, 2014. The increase in research and development is primarily attributable to new investment and expansion of the software team.

For the nine months ended September 30, 2016, research and development expenses were $87,406 compared to $148,559 for the nine months ended September 30, 2015 as new investment and expansion of the software team had not been implemented as of September 30, 2015.

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Selling and Marketing Expenses

Selling and marketing expenses consist primarily of costs relating to compensation attributable to consultants for the provision of e shots and email campaigns and trade shows. Selling and marketing expenses for the period ended December 31, 2015 were $27,051 compared to $49,390 for the period ended December 31, 2014. The decrease in selling and marketing expenses in the period ended December 31, 2015 as compared to the period ended December 31, 2014 is primarily attributable to the change of ownership and new management.

For the nine months ended September 30, 2016, selling and marketing expenses were $10,439 compared to $28,436 for the nine months ended September 30, 2015.

General and Administrative Expenses

General and administrative expenses primarily consist of salaries and other related costs for personnel in executive and other administrative functions. Other significant costs include professional fees for legal and accounting services. General and administrative expenses for the 2015 Period were $424,197 compared to $420,308 for the 2014 Period. The increase in general and administrative expenses is primarily attributable to the change of ownership and new management.

For the nine months ended September 30, 2016, general and administrative expenses were $198,645 compared to $305,466 for the nine months ended September 30, 2015.

Net Loss

For the period ended December 31, 2015 and the period ended December 31, 2014, we had a net loss of $329,925 and $172,699 respectively. The increase in net loss for the period ended December 31, 2015 compared to the period ended December 31, 2014 is primarily attributable to the change of ownership and new management.

For the nine months ended September 30, 2016, we had a net loss of $7,147,862 compared to $24,945 for the nine months ended September 30, 2015. The increase of net loss is attributed mainly to financial expense.

Liquidity and Capital Resources

The accompanying unaudited financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. As reflected in the accompanying unaudited financial statements, during the year ended December 31, 2015, the Company had a working capital deficit of $2,170,597. For the nine months ended September 30, 2016, the Company had a working capital deficit of $2,449,782. These and other factors raise substantial doubt about the Company’s ability to continue as a going concern. The unaudited financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

At December 31, 2015, the Company had cash on hand of $141,637. For the nine months ended September 30, 2016 the Company had $21,568. We may be required to raise additional funds, particularly if we are unable to generate positive cash flow as a result of our operations. We estimate that based on current plans and assumptions, that our cash will not be sufficient to satisfy our cash requirements under our present operating expectations, without further financing, for up to 12 months. In order to continue as a going concern, develop a reliable source of revenues, and achieve a profitable level of operations the Company will need, among other things, additional capital resources. Management’s plans to continue as a going concern include raising additional capital through borrowings and the sale of common stock. No assurance can be given that any future financing will be available or, if available, that it will be on terms that are satisfactory to the Company. Even if the Company is able to obtain additional financing, it may contain undue restrictions on our operations, in the case of debt financing, or cause substantial dilution for our stockholders, in case of an equity financing.

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Operating Activities

During the year ended December 31, 2015, we used $5,782 of net cash in operating activities. Non-cash adjustments included $4,290 related to shares issued for services, $108,283 of derivative expense, and $8,725 related to the issuance of warrants, and net changes in operating assets and liabilities of $214,409 primarily attributable to an increase in accounts receivable of $38,835 and increase in total accounts payable of $ 138,788.

During the nine months ended September 30, 2016, we used $(194,824) of net cash in operating activities. Non-cash adjustments included $22,260 related to shares issued for services, $390,487 of derivative expense, and $6,556,339 related to shares issued for financing, and net changes in operating assets and liabilities of ($16,048) primarily attributable to a decrease in accounts receivable of ($20,758), a decrease in total accounts payable of ($52,733), an increase in prepaid expenses and other receivables of $8,849, and an increase in accrued expenses and other liabilities of $48,594.

Financing Activities

During the year ended December 31, 2015, financing activities provided $159,846. We received proceeds from loans of $68,474 and proceeds from capital contribution of $91,372.

During the nine months ended September 30, 2016, financing activities provided $6,015. We received proceeds from sale of our preferred B shares of $17,500 and proceeds from loans of $93,575. We paid $105,060 toward the repayment of loans.

Critical Accounting Policies and Estimates

Use of estimates

The preparation of the unaudited financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Significant estimates during the years ended December 31, 2015 and 2014 include the useful lives of website development cost, beneficial conversion of convertible notes payable, the valuation of derivative liabilities and the valuation of stock-based compensation.

Revenue recognition

The Company follows ASC 605-10 “Revenue Recognition” and recognizes revenue when all the conditions for revenue recognition are met: (i) persuasive evidence of an arrangement exists, (ii) collection of the fee is probable, (iii) the sales price is fixed and determinable and (iv) services have been rendered.

Revenue is derived from subscription fees and the recovery of photo infringement settlement fees. The Company collects settlement fees for commercial and editorial uses from operating companies. The Company provides infringement protection and monitoring services to copyright owners under which copyright owners retain the Company to identify and collect settlement payments from Internet users who have infringed on their copyrights. Revenue is recognized when the Company collects a settlement fee or upon entering into a settlement agreement which acts as a waiver to the infringement against the copyright owner. The Company reports its revenue at gross amounts in accordance with ASC 605-45 “Principal Agent Considerations” because it is responsible for fulfillment of the service, has substantial latitude in setting price, assumes the credit risk and it is responsible for the payment of all obligations incurred for legal and debt collection fees.

Derivative Liabilities

The Company follows the provisions of FASB ASC Topic No. 815-40, “Derivatives and Hedging - Contracts in an Entity’s Own Stock”, for the embedded conversion options that were accounted for as derivative liabilities at the date of issuance and adjusted to fair value through earnings at each reporting date. In accordance with ASC 815, the Company has bifurcated the conversion feature of the convertible Debentures, along with any free-standing derivative instruments and recorded derivative liabilities on their issuance date. The Company uses the Black-Scholes model to value the derivative liabilities.

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BUSINESS

Our Business

SPO Global Inc. (“we” or the “Company”) is an emerging technology company that is focused on selling its unique performance testing optimization and monitoring software IP for all enterprise applications. The focus of SPO is to build the company into a major player in a billion-dollar market.

The Company is incorporated under the laws of the State of Delaware.

On the 23rd of December, 2015 SPO GLOBAL, INC. (OTC:SPOM) executed a Stock Exchange Agreement (Merger) for the purchase of a 93.94% interest in the UK company, Reflective Solutions Ltd. (“Reflective”), a performance software testing company . Under the SEA, the selling shareholders of Reflective received 1433 shares of SPO restricted common stock for every 1 share held, for a total issuance by SPO of 46,980,905 restrictive common shares.

The Merger is accounted for as a reverse-merger and recapitalization. Reflective is the acquirer for financial reporting purposes and SPO is the acquired company. Consequently, the assets and liabilities and the operations that are reflected in the historical financial statements prior to the Merger are those of Reflective and are recorded at the historical cost basis of Reflective, and the consolidated financial statements after completion of the Merger include the assets, liabilities and operations of SPO and Reflective, from the closing date of the Merger. Therefore, the historical equity accounts of Reflective including par value per share, share and per share numbers included in the 2014 financial statements, have been adjusted to reflect the number of shares received in the Merger.

On the 31st December 2015, SPO Global entered into a Purchase Agreement with Elepho, Inc., a DE company, owned by Michael Braunold, the Company’s former CEO and President, to sell its remaining interests in SPO Medical Equipment, LTD. The Company had previously entered into a Settlement Agreement with Mr. Braunold, wherein the Company granted him a perpetual, exclusive, license to the IP and SPO technology held by SPO Medical Ltd, in exchange for, among other things, his release of all sums owed to him by the Company.

Background of Reflective Solutions Ltd

Reflective Solutions Ltd is a United Kingdom Entity that was formed in 1998 as a Java Based consultancy.

In 2006 the company began the development of a performance testing product with the brand name “Stress Tester”. This is a software solution that has been uniquely designed to test a variety of Enterprise Software Applications that require extensive performance testing before a rollout as well testing on applications that have been deployed.

In 2012 the company started developing a product called “Sentinel” that has been designed to provide continuous monitoring and performance on server applications. In 2015 the company has started to develop a SAS (Software as Service) solution to its existing customers as well as to its database of potential customers. The company has coded and developed its own unique IP (Intellectual Property) that is continually being supported and maintained by the company development team. The company has a long history of working with leading enterprise customers throughout the world, and has developed extensive relationships with large resellers and integrators and consulting firms.

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Reflective Solutions Software

The company sells two main software products that have been developed by the company and have proven their robust performance for customers. As illustrated below we position our company in the market.

Reflective Solutions “Stress Tester”

The company main software solution is called “Stress Tester” an Intelligent Performance Testing tool. Stress Tester enables users to quickly create real-life performance tests, and identify potential performance problems and eliminates bottlenecks in all web and server applications. Stress Tester is able to create real world testing scenarios across multiple sites around the world so that our customers can catch problems early, before they show up in production and in rollout.

Our enterprise class stress testing software provides comprehensive analysis of the performance, scalability and load capacity of our customers’ applications, whilst simultaneously monitoring the underlying server and infrastructure resources. StressTester™ is proven to reduce project timescales, and allows performance testing to be undertaken more regularly and more efficiently, whilst considerably lowering the risks of incorrect testing and saving our customers substantial cost savings.

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Reflective Solutions “Stress Tester” and MAXIMO (IBM Software)

The company is a partner with IBM and has developed our product Stress Tester to closely work with IBM leading software solution called Maximo. Stress Tester unique way of working with Maximo gives it a leading a market edge and provides the company with a large market opportunity. Below is a Gartner magic circle illustration of Maximo position in the market for EAM (Enterprise Asset Management Solutions).

Our Key advantages with our products for the IBM Maximo EAM solution are illustrated as follows below.

Reflective Solutions “Sentinel”

The company in 2014 through to the end of 2015 developed a new product called “Sentinel” which is a 24 /7 Performance Monitoring Tool that actively monitors the performance and availability of critical transactions within our customers recorded user paths applications (including IBM Maximo) from the perspectives of the users and the underlying systems.

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Fast And Powerful: “Sentinel” leverages the proven test scenario design capabilities of “Stress Tester” to quickly create realistic monitoring profiles. Wizards, checkers, and pickers make designing complex use cases simple and a similar GUI-based approach is used when configuring monitoring profiles in “Sentinel.”

Below is an illustration of our new product “Sentinel”.

Strategy and 12 Month Outlook

SPO Global Inc.’s mission is to build a profitable business that focuses on unique performance and monitoring testing software with a SAS (software as Service) model as well as selling direct or through partners to enterprises throughout the world.

SPO Global and its subsidiary focus on growing the market will thereby increase stockholder value.

Below is an illustration of our business strategy.

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To achieve our objectives, we are pursuing the following business strategies:

Increasing growth potential by pursuing new market opportunities. Through our new email marketing campaign as well as attending focused user group trade shows. We are also developing our relationships with large software distributors and resellers in a number of key markets.

The company recently signed an exclusive distribution agreement in Japan and the USA.

Partner with highly qualified, focused companies, internationally. We intend to continue to seek out collaborative arrangements with leading international Software Companies and develop our existing relationship with IBM where we are a registered partner.

We have identified a number of new potential partners for our products, are in discussion with a significant worldwide partner although there can be no assurance that we will be able to enter into any such collaborative arrangement.

Research and Development. Subject to raising additional capital, our research and development strategy in the near future will focus on developing our software across a broad range of platforms including SAP, Microsoft and Oracle.

Significant Customers

In 2015 the company sold its Stress Tester software to a number of significant large enterprises. LAX (Los Angeles Airport ) LHR (London Heathrow Airport ) Nova Scotia Power in Halifax , Canada , Koch Industries USA, Melbourne Water, Australia.

In 2016, the company completed the successful integration of its Stress Tester software with Dynergy Energy based in Houston. The company also completed its integration with Transport of London for its new “Sentinel” software.

The company is in discussion with a number of US Government Local States that could lead to significant revenues for the future. The Company is also in discussion with a leading consultancy enterprise firm, with a worldwide market share, that is in discussion in looking at both of our company products for their customers.

Development

All the software coding and development takes place in Sofia, Bulgaria, the team are all full time employees of Reflective Solutions Bulgaria Ltd, which is a 100% owned company by SPO.

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Marketing and Sales Organization

Following the restructuring of our business operations in 2015, we are actively focused on a number of e mail campaigns and attending focused trade shows in North America and Europe.

The company has recently hired a marketing focused person who is working full time in building up the company presence and producing the e mail campaign e shots.

The main focus of sales is through the company CEO, who leads the sales directly and works with consultants and resellers.

Patents and Proprietary Information

We currently are considering registering a number of patents though there is no current application made as of this time.

Employees

As of December 2015, we had 7 employees working on a full time basis. None of these employees are subject to collective bargaining agreements.

Competition

We believe that most of the companies that offer similar solutions do not have the unique way of functionality and ease of use that our products currently offer.

We have a significant price advantage as well as unique functionality that enables potential customers to make significant cost savings and implement our technology faster and easier with substantially less cost than the competition. Our competitors include Neosyst a French privately owned company as well as HP Loadrunner the market leader in Performance Testing Software.

Market

According to a report published by Technavio, a global technology research and advisory firm, adoption of specialized testing will be a key driver for market growth. The software testing industry has been undergoing a series of change in service offerings, business innovation, and engagement models. Companies are expanding their service portfolios from traditional functional testing to specialized testing following the popularity of SMAC technologies among enterprises.

Security, mobile, Big Data, cloud, service-oriented architecture (SOA), SAP/Oracle, enterprise resource planning, and performance monitoring testing are the key focus areas for companies that build specialized testing teams. These technologies have become a value creator and feature differentiator for end products. The rise in test-driven developments has encouraged vendors to offer position testing as a stand-alone service that helps companies to create distinct value propositions at low costs.

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Further, the report states that carrying out labor-intensive processes will be a challenge for the market. As a result, growth in the market is expected to increase by at least 10% by 2020.[1]

Regulation

There are no significant regulations that affect our business.

General

The Company is currently headquartered in Woburn, MA. The Company's shares of common stock are publicly traded on the OTC Pinksheets under the symbol "SPOM".

MANAGEMENT

Directors of the corporation are elected by the stockholders to a term of one year and serve until a successor is elected and qualified. Officers of the corporation are appointed by the Board of Directors to a term of one year and serves until a successor is duly appointed and qualified, or until he or he is removed from office. The Board of Directors has no nominating, auditing or compensation committees. The Board of Directors also appointed our officers in accordance with the Bylaws of the Company, and per employment agreements negotiated between the Board of Directors and the respective officer. Currently, there are no such employment agreements. Officers listed herein are employed at the whim of the Directors and state employment law, where applicable.

The name, address, age and position of our officer and director is set forth below:

Name	Age	First Year as Director or Officer	Position

Owen Dukes	46	2015	Chairman, CEO

Michael Braunold	56	1998	Director

The term of office of each director of the Company ends at the next annual meeting of the Company's stockholders or when such director's successor is elected and qualifies. No date for the next annual meeting of stockholders is specified in the Company's bylaws or has been fixed by the Board of Directors. The term of office of each officer of the Company ends at the next annual meeting of the Company's Board of Directors, expected to take place immediately after the next annual meeting of stockholders, or when such officer's successor is elected and qualifies.

Directors are entitled to reimbursement for expenses in attending meetings but receive no other compensation for services as directors. Directors who are employees may receive compensation for services other than as director. No compensation has been paid to directors for services.

___________

1	“Global Outsourced Software Testing Market 2016-2020,” Technavio. July 2016

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Biographical Information

Owen Dukes – Chairman/Chief Executive Officer

Owen Dukes has twenty years of extensive industry experience. He has worked for Phoenix Software, the leading Microsoft reseller, as their UK channel manager from 1993 to 2000. Owen Dukes then worked as Business Development Manager for Surf Control PLC, from 2000 to 2001, developing their UK market to a multi-million pound enterprise. Also in 2000, he launched Arc Technology Distribution Ltd, and purchased two other distributors, Unidirect Ltd and IPconnect Ltd. Owen Dukes successfully sold his equity to the existing management in 2006.

In July 2005, Owen Dukes co-founded Thinspace Technology Inc. a publicly traded cloud application corporation and served as the CEO of the group. In May 2014 the company was sold to outside equity fund and currently serves on the UK board of directors. Mr. Owen Dukes as Chief Executive Officer of the company along with his seasoned corporate experience makes him well suited to confront the challenges our company faces.

Michael Braunold – Director

Prior to December 2015, he had been Chief Executive Officer of SPO Ltd. since March 1998 and resigned of all executive positions on December 23, 2015. Prior to March 1998, Mr. Braunold was Senior Director of Business Development at Scitex Corporation Ltd., a multinational corporation specializing in visual information communication. In such capacity, Mr. Braunold played a strategic role in managing a team of profess within the worldwide organization, including a period in the United States as Vice President of an American subsidiary of Scitex sionals assigned to M&A activities. During his 12-year tenure at Scitex, he held various positions. From March 2000 through September 2000, Mr. Braunold was also the Chief Executive Officer and Chairman of Ambient Corporation, a Delaware company, that specializes in the implementation of a proposed comprehensive high-speed communication infrastructure. Mr. Braunold obtained a Bachelor of Science degree with honors in Engineering and Management Sciences from Imperial College Business School, London.

Executive Compensation

The table below summarizes all compensation awarded to, earned by, or paid to our Officers and Directors who occupied such position as of the date of this Offering Circular, for all services rendered in all capacities to us for the period for the past 2 years. The Company does not have employment agreements with any of the persons named below (and has not presently entered into such agreements with any such persons), and does not pay them a salary or other compensation at the present time. We also do not currently have any benefits, such as health or life insurance, available to our employees.

Name and Position	Year	Salary ($)	Bonus ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)

Owen Dukes	2014	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2015	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2016	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

Michael Braunold	2014	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2015	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2016	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

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RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

On December 23, 2015, all of the issued and outstanding preferred stock (100 Series A shares) was acquired by Rodz Holding Ltd., a U.K. corporation, which is controlled by Owen Dukes, CEO of the Company. Each one share of Series A Preferred has voting rights equal to (x) 0.019607 multiplied by the total issued and outstanding Common Stock eligible to vote at the time of the respective vote (the "Numerator"), divided by (y) 0.49, minus (z) the Numerator. As a result Rodz Holding Ltd. has a controlling interest in the Company.

PRINCIPAL STOCKHOLDERS

The following table sets forth information as to the shares of common stock beneficially owned as of August 23, 2016, by (i) each person known to us to be the beneficial owner of more than 5% of our common stock; (ii) each Director; (iii) each Executive Officer; and (iv) all of our Directors and Executive Officers as a group. Unless otherwise indicated in the footnotes following the table, the persons as to whom the information is given had sole voting and investment power over the shares of common stock shown as beneficially owned by them. Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act, which generally means that shares of common stock subject to options currently exercisable or exercisable within 60 days of the date hereof are considered to be beneficially owned, including for the purpose of computing the percentage ownership of the person holding such options, but are not considered outstanding when computing the percentage ownership of each other person. The footnotes below indicate the amount of unvested options for each person in the table. None of these unvested options vest within 60 days of the date hereof.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Voting Percentage	Voting Percentage After Offering[1]

Series A Preferred[2]	Rodz Holdings, Ltd.[3]	100	75.01%	75.01%
Common Stock	Michael Braunold	1,800,000	0.11%	-%
All Officers and Directors (2 persons)		1,604,534,977	75.12%	-%

_____________

1	Percentage based on 400,540,694 shares of common stock outstanding as of August 23, 2016.
2	Each one share of Series A Preferred has voting rights equal to (x) 0.019607 multiplied by the total issued and outstanding Common Stock eligible to vote at the time of the respective vote (the "Numerator"), divided by (y) 0.49, minus (z) the Numerator. As of August 23, 2016 the total issued and outstanding common shares was 400,540,694. Thus, Rodz Holdings, Ltd. has voting rights equal to 1,602,734,977 shares.
3	Rodz Holdings, Ltd. is wholly owned by our director, Owen Dukes.

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DESCRIPTION OF CAPITAL

The following summary is a description of the material terms of our capital stock and is not complete. You should also refer to our articles of incorporation, as amended and our bylaws, as amended, which are included as exhibits to the registration statement of which this Offering Circular forms a part.

We are authorized to issue up to 748,000,000 of common stock, par value $0.01 per share, and 2,000,000 shares of preferred stock, $0.001 value per share. The Company has designated exactly 100 shares of Series A Convertible Preferred Shares and 1,000,000 shares of Series B Preferred Shares.

As of the date of this offering, we have 400,540,694 shares of common stock and 100 Series A, 0 Series B Convertible Shares and 0 Series B shares of preferred stock outstanding.

Common Stock

Voting

Each holder of our common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Any action at a meeting at which a quorum is present will be decided by a majority of the votes cast. Cumulative voting for the election of directors is not permitted.

Dividends

Holders of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors out of funds legally available for payment, subject to the rights of holders, if any, of our preferred stock. Any decision to pay dividends on our common stock will be at the discretion of our Board of Directors. Our Board of Directors may or may not determine to declare dividends in the future. See “Dividend Policy.” The Board’s determination to issue dividends will depend upon our profitability and financial condition, and other factors that our Board of Directors deems relevant.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution or winding up of our company, the holders of our common stock will be entitled to share ratably on the basis of the number of shares held in any of the assets available for distribution after we have paid in full all of our debts and after the holders of all outstanding preferred stock, if any, have received their liquidation preferences in full.

Preferred Stock

We are authorized to issue up to 2,000,000 shares of preferred stock. Our articles of incorporation authorize our Board to issue these shares in one or more series, to determine the designations and the powers, preferences and rights and the qualifications, limitations and restrictions thereof, including the dividend rights, conversion or exchange rights, voting rights (including the number of votes per share), redemption rights and terms, liquidation preferences, sinking fund provisions and the number of shares constituting the series. Our Board of Directors could, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of common stock and which could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock.

Subject to the rights of the holders of any series of preferred stock, the number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by resolution adopted by our Board of Directors and approved by the affirmative vote of the holders of a majority of the voting power of all outstanding shares of capital stock entitled to vote on the matter, voting together as a single class.

Currently, the Company has designated 2 series of preferred shares, 100 designated Series A Preferred Shares and 1,000,000 designated Series B Preferred Shares.

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Voting

Each one share of Series A Preferred has voting rights equal to (x) 0.019607 multiplied by the total issued and outstanding Common Stock eligible to vote at the time of the respective vote (the "Numerator"), divided by (y) 0.49, minus (z) the Numerator. In essence, the entirety of the Series A Preferred have a combined voting right equal to approximately 75% at all times.

Except as otherwise required by law and except as to matters affecting the rights and preferences of the holders of the Series B Preferred, the Series B Preferred shall be non-voting and no holder of shares of the Series B Preferred shall be entitled to notice of any stockholders’ meeting, nor be entitled to vote on any matters on which the Common Stock or other series of Preferred Stock may be voted. Any matter affecting the rights and preferences of the holders of Series B Preferred shall require the affirmative vote of the holders of a majority of the issued and outstanding shares of Series B Preferred.

Dividends

Holders of our Series A and Series B Preferred are entitled to receive dividends when, as and if declared by our Board of Directors out of funds legally available for payment, subject to the rights of holders, if any, of our preferred stock. Any decision to pay dividends on our Series C Preferred will be at the discretion of our Board of Directors. Our Board of Directors may or may not determine to declare dividends in the future. See “Dividend Policy.” The Board’s determination to issue dividends will depend upon our profitability and financial condition, and other factors that our Board of Directors deems relevant.

Conversions

Series A Preferred have no conversion rights.

Holders of Series B Preferred may covert, at any time after twelve (12) months from issuance, each share of Series B Preferred at a rate of equal to the average closing bid price for the ten (10) previous consecutive trading days less a fifty percent (50%) discount.

Limitations on Liability and Indemnification of Officers and Directors

Delaware law authorizes corporations to limit or eliminate (with a few exceptions) the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. Our articles of incorporation and bylaws include provisions that eliminate, to the extent allowable under Delaware law, the personal liability of directors or officers for monetary damages for actions taken as a director or officer, as the case may be. Our articles of incorporation and bylaws also provide that we must indemnify and advance reasonable expenses to our directors and officers to the fullest extent permitted by Delaware law. We are also expressly authorized to carry directors’ and officers’ insurance for our directors, officers, employees and agents for some liabilities. We currently maintain directors’ and officers’ insurance covering certain liabilities that may be incurred by directors and officers in the performance of their duties

The limitation of liability and indemnification provisions in our articles of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to the indemnification provisions in our articles of incorporation and bylaws.

There is currently no pending litigation or proceeding involving any of directors, officers or employees for which indemnification is sought.

Transfer Agent

The transfer agent for our common stock is American Stock Transfer & Trust Company.

34

SHARE ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of our common stock in the public market after this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities. We are unable to estimate the number of shares of common stock that may be sold in the future.

Upon the completion of this offering, we will have 97,009,073 outstanding shares of common stock if we complete the maximum offering hereunder. All of the shares sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by one of our affiliates as that term is defined in Rule 144 under the Securities Act, which generally includes directors, officers or 5% stockholders.

Rule 144

Shares of our common stock held by any of our affiliates, as that term is defined in Rule 144 of the Securities Act, may be resold only pursuant to further registration under the Securities Act or in transactions that are exempt from registration under the Securities Act. In general, under Rule 144 as currently in effect, any of our affiliates would be entitled to sell, without further registration, within any three-month period a number of shares that does not exceed the greater of:

●	1% of the number of shares of common stock then outstanding, which will equal about 209,000 shares immediately after this offering, assuming minimum offering size; or

●	the average weekly trading volume of the unrestricted common stock during the four calendar weeks preceding the filing of a Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates will also be subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

PLAN OF DISTRIBUTION

The Offering will be sold by our officers and directors.

This is a self-underwritten offering. This Offering Circular is part of a exemption under Regulation A that permits our officers and directors to sell the Shares directly to the public in those jurisdictions where the Offering Circular is approved, with no commission or other remuneration payable for any Shares sold. There are no plans or arrangements to enter into any contracts or agreements to sell the Shares with a broker or dealer. The Company has already entered in a Securities Purchase Agreement with Blackbridge Capital Fund, LLC, which gives Blackbridge Capital Fund, LLC the option to purchase up to $500,000 of the offering. The Securities Purchase Agreement is not exclusive, and after the qualification by the Commission and acceptance by those states where the offering will occur, the Officer and Directors intends to advertise through personal contacts, telephone, and hold investment meetings in those approved jurisdiction only. We do not intend to use any mass-advertising methods such as the Internet or print media. Officers and Directors will also distribute the prospectus to potential investors at meetings, to their business associates and to his friends and relatives who are interested the Company as a possible investment, so long as they offering is an accordance with the rules and regulations governing the offering of securities in the jurisdictions where the Offering Circular has been approved. In offering the securities on our behalf, the Officers and Directors will rely on the safe harbor from broker dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934.

Terms of the Offering

The Company is offering, on a best-efforts, self-underwritten basis, a maximum of $500,000.00 of common capital stock at fixed price of $____ per share. The shares are intended to be sold directly through the efforts of our officers and directors. The shares are being offered for a period not to exceed 180 days. The offering will terminate on the earlier of: (i) the date when the sale of all 33,333,333 shares is completed, or (ii) 180 days from the effective date of this document. For more information, see the section titled “Plan of Distribution” and “Use of Proceeds” herein.

VALIDITY OF COMMON STOCK

The validity of the securities offered hereby will be passed upon by Eilers Law Group, P.A.

EXPERTS

None

35

F-1

SPO GLOBAL INC.
BALANCE SHEETS

	December 31, 2015	December 31, 2014
	(Unaudited)	(Unaudited)

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$1,067	$8,549
Accounts receivable, net	94,620	500
Prepaid expense and other current asset	25,000	5,530

Total Current Assets	120,687	14,579

OTHER ASSETS:
Website development cost, net	15,371	25,620

TOTAL ASSETS	$136,058	$40,199

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$170,421	$70,473
Accounts payable and accrued liabilities - related party	204,298	17,817
Convertible notes payable, net of debt discount of $69,984 and $0, respectively	50,016	-
Loan payable	62,243	-
Derivative liabilities	453,520	-

Total Current Liabilities	940,498	88,290

LONG-TERM LIABILITY:
Advances from related party	204,586	212,859

TOTAL LIABILITIES	1,145,084	301,149

STOCKHOLDERS' DEFICIT:
Preferred stock ($0.01 par value; 5,000,000 shares authorized) Series C preferred stock - $0.01 par value; 1,500,000 shares authorized; 1,500,000 and none shares issued and outstanding at December 31, 2015 and 2014, respectively	15,000	-
Common stock, ($0.01 par value; 750,000,000 shares authorized; 63,675,740 and 44,601,962 shares issued and outstanding at December 31, 2015 and 2014, respectively	636,758	446,020
Additional paid-in capital	(807,740)	(321,406)
Accumulated deficit	(853,044)	(385,564)

TOTAL STOCKHOLDERS' DEFICIT	(1,009,026)	(260,950)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$136,058	$40,199

The accompanying notes are an integral part of these unaudited financial statements.

F-2

SPO GLOBAL INC.
STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2015	2014
	(Unaudited)	(Unaudited)

NET REVENUES
Revenues from infringement protection and monitoring services	$148,456	$6,600
Revenues from infringement protection and monitoring services – related party	311,396	50,200

Total net revenues	459,852	56,800

COST AND OPERATING EXPENSES
Direct cost of revenues	185,293	13,410
Direct cost of revenues – related party	171,756	17,817
General and administrative	234,516	73,335

TOTAL COST AND OPERATING EXPENSES	591,565	104,562

LOSS FROM OPERATIONS	(131,713)	(47,762)

OTHER EXPENSE
Interest expense	(34,134)	(7,721)
Derivative expense	(59,757)	-
Loss from change in fair value of derivative liabilities	(241,876)	-

TOTAL OTHER EXPENSE, NET	(335,767)	(7,721)

Loss before provision for income taxes	(467,480)	(55,483)

Provision for income taxes	-	-

NET LOSS	$(467,480)	$(55,483)

NET LOSS PER COMMON SHARE
Basic and diluted	$(0.01)	$(0.00)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING:
Basic and diluted	46,117,413	44,601,962

The accompanying notes are an integral part of these unaudited financial statements.

F-3

SPO GLOBAL INC.
STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT
For the Years Ended December 31, 2015 and 2014
(Unaudited)

	Series C
	Preferred Stock		Common Stock		Additional		Total
	Number of Shares	Amount	Number of Shares	Amount	Paid-in Capital	Accumulated Deficit	Stockholders' Deficit

Balance at December 31, 2013	-	$-	44,601,962	$446,020	$(321,406)	$(330,081)	$(205,467)

Net loss for the year ended December 31, 2014	-	-	-	-	-	(55,483)	(55,483)

Balance at December 31, 2014	-	-	44,601,962	446,020	(321,406)	(385,564)	(260,950)

Recapitalization of the Company	1,500,000	15,000	19,073,778	190,738	(486,334)	-	(280,596)

Net loss for the year ended December 31, 2015	-	-	-	-	-	(467,480)	(467,480)

Balance at December 31, 2015	1,500,000	$15,000	63,675,740	$636,758	$(807,740)	$(853,044)	$(1,009,026)

The accompanying notes are an integral part of these unaudited financial statements.

F-4

SPO GLOBAL INC.
STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2015	2014
	(Unaudited)	(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(467,480)	$(55,483)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of website development costs	10,249	5,124
Amortization of prepaid expense	10,000	-
Amortization of debt discount	17,080	-
Bad debt expense	4,900	-
Derivative expense	59,757	-
Loss from change in fair value of derivative liabilities	241,876	-
Changes in operating assets and liabilities:
Accounts receivable	(99,100)	(500)
Prepaid expense and other current asset	5,530	(5,530)
Accounts payable and accrued liabilities	21,418	33,505
Accounts payable and accrued liabilities - related party	186,481	17,817

Net cash used in operating activities	(9,209)	(5,067)

CASH FLOWS FROM INVESTING ACTIVITIES
Website development costs	-	(30,744)

Net cash used in investing activities	-	(30,744)

CASH FLOWS FROM FINANCING ACTIVITIES
Advances from related party	148,262	94,947
Repayments to related party for advances	(156,535)	(50,587)
Proceeds from issuance of convertible notes	10,000	-

Net cash provided by financing activities	1,727	44,360

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(7,482)	8,549

CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR	8,549	-

CASH AND CASH EQUIVALENTS - END OF YEAR	$1,067	$8,549

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$10,342	$7,721
Income taxes	$-	$-

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Assumption of convertible notes payable in connection with the recapitalization of the Company	$110,000	$-
Assumption of note payable in connection with the recapitalization of the Company	$62,243	$-
Assumption of derivative liabilities in connection with the recapitalization of the Company	$141,887	$-

The accompanying notes are an integral part of these unaudited financial statements.

F-5

SPO GLOBAL INC.

NOTES TO UNAUDITED FINANCIAL STATEMENTS

December 31, 2015

NOTE 1 – ORGANIZATION AND NATURE OF OPERATIONS

SPO Global, Inc. (the "Company") (formerly Image Technology Laboratories, Inc.) was incorporated on December 5, 1997 and commenced operations on January 1, 1998. On December 1, 2015, the Company acquired Clear Art, Inc. (“Clear Arts”), in a transaction treated as a reverse acquisition, and the business of Clear Arts became the business of the Company. The Company has developed a web application that monitors the global Internet to seek and collect evidence for illegally used visual content. The web application crawls the internet to identify illegal use and sends notices to identified infringers or their hosting company (ISP).

On December 1, 2015, Clear Arts, Inc. (doing business as SPO Global), a private California corporation which is the historical business, entered into an Agreement and Plan of Merger (the “Merger Agreement”) with the Company and all of the stockholders of Clear Arts (the “Clear Arts Shareholders”) whereby the Company agreed to acquire all of the issued and outstanding capital stock of Clear Arts in exchange for 44,601,962 shares of the Company’s common stock. On December 1, 2015, the transaction closed and Clear Arts merged with and into the Company and the separate corporate existence of Clear Art ceased and after the closing, the Company is the surviving entity pursuant to the Merger Agreement. The number of shares issued represented approximately 70.0% of the issued and outstanding common stock immediately after the consummation of the Merger Agreement. In addition, Mr. Jonathan Thomas who was the President and a stockholder of Clear Arts, was appointed to the Board of Directors and was engaged as President and COO of the Company. Mr. Jonathan Thomas received 37,733,000 shares out of the total 44,601,962 shares of the Company’s common stock per the terms of the Merger Agreement.

As a result of the controlling financial interest of the former stockholders of Clear Arts, for financial statement reporting purposes, the business combination between the Company and Clear Arts has been treated as a reverse acquisition with Clear Arts deemed the accounting acquirer and the Company deemed the accounting acquiree under the acquisition method of accounting in accordance with FASB Accounting Standards Codification (“ASC”) Section 805-10-55. The reverse acquisition is deemed a capital transaction and the net assets of Clear Arts (the accounting acquirer) are carried forward to the Company (the legal acquirer and the reporting entity) at their carrying value before the acquisition. The acquisition process utilizes the capital structure of the Company and the assets and liabilities of Clear Arts which are recorded at historical cost. The equity at closing is the historical equity of Clear Arts retroactively restated to reflect the number of shares issued by the Company in the transaction.

NOTE 2 – BASIS OF PRESENTATION, GOING CONCERN AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying financial statements are unaudited, but in the opinion of management of the Company, contain all adjustments, which include normal recurring adjustments, necessary to present fairly the financial position at December 31, 2015, and the results of operations and cash flows for the year ended December 31, 2015. Certain information and footnote disclosures normally included in unaudited financial statements that have been prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission, although management of the Company believes that the disclosures contained in these unaudited financial statements are adequate to make the information presented therein not misleading.

Going concern

These unaudited financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates, among other things, the realization of assets and the satisfaction of liabilities in the normal course of business.

As reflected in the accompanying unaudited financial statements, the Company had a net loss of $467,480 and $55,483 for the years ended December 31, 2015 and 2014, respectively, and net cash used in operations of $9,209 and $5,067 for the years ended December 31, 2015 and 2014, respectively, and an accumulated deficit, stockholders’ deficit and working capital deficit of $853,044, $1,009,026 and $819,811, respectively, at December 31, 2015. These matters raise substantial doubt about the Company’s ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent upon achieving profitable operations and/or obtaining additional financing. The unaudited financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern. The Company plans on raising capital through the sale of equity or debt instruments to implement its business plan. There is no assurance these plans will be realized.

F-6

NOTE 2 – BASIS OF PRESENTATION, GOING CONCERN AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Use of estimates

The preparation of the unaudited financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Significant estimates during the years ended December 31, 2015 and 2014 include the useful lives of website development cost, beneficial conversion of convertible notes payable, the valuation of derivative liabilities and the valuation of stock-based compensation.

Fair value of financial instruments and fair value measurements

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants. The Company classifies assets and liabilities recorded at fair value under the fair value hierarchy based upon the observability of inputs used in valuation techniques. Observable inputs (highest level) reflect market data obtained from independent sources, while unobservable inputs (lowest level) reflect internally developed market assumptions. The fair value measurements are classified under the following hierarchy:

●	Level 1—Observable inputs that reflect quoted market prices (unadjusted) for identical assets and liabilities in active markets;

●

Level 2—Observable inputs, other than quoted market prices, that are either directly or indirectly observable in the marketplace for identical or similar assets and liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets and liabilities; and

●	Level 3—Unobservable inputs that are supported by little or no market activity that is significant to the fair value of assets or liabilities.

The carrying amounts of the Company’s financial assets and liabilities, such as cash, accounts receivable, prepaid expenses and other current assets, accounts payable and accrued expenses approximate their fair values because of the short maturity of these instruments.

The Company’s convertible notes payable and loan payable approximate the fair value of such instruments based upon management’s best estimate of interest rates that would be available to the Company for similar financial arrangements at December 31, 2015 and 2014.

Transactions involving related parties cannot be presumed to be carried out on an arm's-length basis, as the requisite conditions of competitive, free-market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm's-length transactions unless such representations can be substantiated.

ASC 825-10 “Financial Instruments”, allows entities to voluntarily choose to measure certain financial assets and liabilities at fair value (fair value option). The fair value option may be elected on an instrument-by-instrument basis and is irrevocable, unless a new election date occurs. If the fair value option is elected for an instrument, unrealized gains and losses for that instrument should be reported in earnings at each subsequent reporting date. The Company did not elect to apply the fair value option to any outstanding instruments.

Fair Value of Financial Assets and Liabilities Measured on a Recurring Basis

Level 3 Financial Liabilities - Derivative Liability on Conversion Feature

The Company uses Level 3 of the fair value hierarchy to measure the fair value of the derivative liabilities and revalues its derivative liability on the conversion feature at every reporting period and recognizes gains or losses in the statements of operations that are attributable to the change in the fair value of the derivative liabilities.

F-7

NOTE 2 – BASIS OF PRESENTATION, GOING CONCERN AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

The following table presents the derivative financial instruments, measured and recorded at fair value on the Company’s unaudited balance sheets on a recurring basis, and their level within the fair value hierarchy as of December 31, 2015:

	Amount	Level 1	Level 2	Level 3

Derivative liability - Embedded conversion	$453,520	$-	$-	$453,520

Cash and cash equivalents

Cash and cash equivalents consist of cash and short-term highly liquid investments purchased with original maturities of three months or less. There were no cash equivalents at December 31, 2015 and 2014.

Accounts receivable

Accounts receivable are presented net of an allowance for doubtful accounts. The Company maintains allowance for doubtful accounts for estimated losses. The Company reviews the accounts receivable on a periodic basis and makes general and specific allowance when there is doubt as to the collectability of individual balances. In evaluating the collectability of individual receivable balance, the Company considers many factors, including the age of the balance, a customer’s historical payment history, its current credit-worthiness and current economic trends. Accounts are written off after exhaustive efforts at collection. At December 31, 2015 and 2014, the Company recorded an allowance for doubtful accounts of $4,980 and $0, respectively.

Property, plant and equipment

Property and equipment are carried at cost. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition. The Company examines the possibility of decreases in the value of fixed assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable. Depreciation is calculated on a straight-line basis over the estimated useful life of the assets.

Revenue recognition

The Company follows ASC 605-10 “Revenue Recognition” and recognizes revenue when all the conditions for revenue recognition are met: (i) persuasive evidence of an arrangement exists, (ii) collection of the fee is probable, (iii) the sales price is fixed and determinable and (iv) services have been rendered.

Revenue is derived from subscription fees and the recovery of photo infringement settlement fees. The Company collects settlement fees for commercial and editorial uses from operating companies. The Company provides infringement protection and monitoring services to copyright owners under which copyright owners retain the Company to identify and collect settlement payments from Internet users who have infringed on their copyrights. Revenue is recognized when the Company collects a settlement fee or upon entering into a settlement agreement which acts as a waiver to the infringement against the copyright owner. The Company reports its revenue at gross amounts in accordance with ASC 605-45 “Principal Agent Considerations” because it is responsible for fulfillment of the service, has substantial latitude in setting price, assumes the credit risk and it is responsible for the payment of all obligations incurred for legal and debt collection fees.

Cost of Revenue

Cost of revenues mainly includes payments to copyright holders of a percentage of the revenue the Company collects in accordance with our agreements with the copyright owner. Cost of revenues also include expenses incurred in connection with the Company’s copyrights enforcement activities, such as legal and debt collection fees.

Advertising

Advertising is expensed as incurred and is included in general and administrative expense. The Company incurred advertising expense for the years ended December 31, 2015 and 2014 amounting $428 and $726, respectively.

F-8

NOTE 2 – BASIS OF PRESENTATION, GOING CONCERN AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Research and development

Expenditures for research and product development costs are expensed as incurred. The Company did not incur any research and development during the years ended December 31, 2015 and 2014.

Stock-based compensation

Stock-based compensation is accounted for based on the requirements of the Share-Based Payment Topic of ASC 718 which requires recognition in the financial statements of the cost of employee and director services received in exchange for an award of equity instruments over the period the employee or director is required to perform the services in exchange for the award (presumptively, the vesting period). The ASC also requires measurement of the cost of employee and director services received in exchange for an award based on the grant-date fair value of the award.

Pursuant to ASC Topic 505-50, for share-based payments to consultants and other third-parties, compensation expense is determined at the “measurement date.” The expense is recognized over the service period of the award. Until the measurement date is reached, the total amount of compensation expense remains uncertain. The Company initially records compensation expense based on the fair value of the award at the reporting date.

Derivative Liabilities

The Company follows the provisions of ASC Topic No. 815-40, “Derivatives and Hedging - Contracts in an Entity’s Own Stock”, for the embedded conversion options that were accounted for as derivative liabilities at the date of issuance and adjusted to fair value through earnings at each reporting date. In accordance with ASC 815, the Company has bifurcated the conversion feature of the convertible notes, along with any free-standing derivative instruments and recorded derivative liabilities on their issuance date. The Company uses the Black-Scholes model to value the derivative liabilities.

Income taxes

The Company accounts for income taxes pursuant to the provision of ASC 740-10, “Accounting for Income Taxes” which requires, among other things, an asset and liability approach to calculating deferred income taxes. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. A valuation allowance is provided to offset any net deferred tax assets for which management believes it is more likely than not that the net deferred asset will not be realized.

The Company follows the provision of the ASC 740-10 related to Accounting for Uncertain Income Tax Position. When tax returns are filed, it is highly certain that some positions taken would be situated upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. In accordance with the guidance of ASC 740-10, the benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is most likely that not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above should be reflected as a liability for uncertain tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination.

The Company believes its tax positions are all highly certain of being upheld upon examination. As such, the Company has not recorded a liability for uncertain tax benefits.

The Company has adopted ASC 740-10-25 Definition of Settlement, which provides guidance on how an entity should determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits and provides that a tax position can be effectively settled upon the completion and examination by a taxing authority without being legally extinguished. For tax position considered effectively settled, an entity would recognize the full amount of tax benefit, even if the tax position is not considered more likely that not to be sustained based solely on the basis of its technical merits and the statute of limitations remains open. The federal and state income tax returns of the Company are subject to examination by the IRS and state taxing authorities, generally for three years after they were filed.

F-9

NOTE 2 – BASIS OF PRESENTATION, GOING CONCERN AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Software development costs

The Company recognizes the costs associated with developing a website in accordance with ASC Topic 350–50 “Website Costs”. Costs incurred to develop internal-use software, including website development costs, during the preliminary project stage are expensed as incurred. Internal-use software development costs are capitalized during the application development stage, which is after: (i) the preliminary project stage is completed; and (ii) management authorizes and commits to funding the project and it is probable the project will be completed and used to perform the function intended. Capitalization ceases at the point the software project is substantially complete and ready for its intended use, and after all substantial testing is completed. Upgrades and enhancements are capitalized if it is probable that those expenditures will result in additional functionality. Amortization is provided for on a straight-line basis over the expected useful life of three years of the internal-use software development costs and related upgrades and enhancements. When existing software is replaced with new software, the unamortized costs of the old software are expensed when the new software is ready for its intended use. During the year 2015 and 2014 periods, the Company capitalized software development costs of $0 and $30,744, respectively. The Company place its website into service in June 2014 and consequently, the Company incurred software developments cost which consisted of consulting fees of software programmers in the amount of approximately $80,500 and $9,000 during the years ended December 31, 2015 and 2014, respectively and were included in general and administrative expenses as reflected in the unaudited statements of operations. Amortization of website development cost amounted $10,249 and $5,124 during the year ended December 31, 2015 and 2014, respectively.

Basic and diluted earnings per share

Net loss per common share is calculated in accordance with ASC Topic 260, “Earnings Per Share”. Basic loss per share is computed by dividing net loss available to common stockholder, adjusted for preferred dividends, by the weighted average number of shares of Common Stock outstanding during the period. The computation of diluted net loss per share does not include anti-dilutive common stock equivalents in the weighted average shares outstanding. The Company's aggregate common stock equivalents at December 31, 2015 and 2014 included the following:

	December 31, 2015	December 31, 2014
Convertible notes payable	36,095,238	-
Total	36,095,238	-

Related parties

Parties are considered to be related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners and stockholders of the Company, its management, members of the immediate families of principal owners and stockholders of the Company and its management and other parties with which the Company may deal with if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. The Company discloses all related party transactions. All transactions are recorded at fair value of the goods or services exchanged.

Recent accounting pronouncements

Accounting standards that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the unaudited financial statements upon adoption. The Company does not discuss recent pronouncements that are not anticipated to have an impact on or are unrelated to its financial condition, results of operations, cash flows or disclosures.

F-10

NOTE 3 – ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

At December 31, 2015 and 2014, accounts payable and accrued liabilities consisted of the following:

	December 31, 2015	December 31, 2014
Trade accounts payable	$11,418	$-
Trade accounts payable - related party	189,573	17,817
Credit cards	79,742	70,473
Accrued professional and consulting fees	70,119	-
Accrued consulting fees – related party	9,000	-
Accrued interest	9,142	-
Accrued interest – related party	5,725	-
	$374,719	$88,290

NOTE 4 – LOAN PAYABLE

On December 3, 2015, following the closing of the Merger Agreement (see Note1), the Company assumed a working capital loan agreement with a financial institution for borrowings of up to $75,000. The agreement automatically renews annually unless one of the parties gives appropriate notice for cancellation. Outstanding borrowings bear interest monthly at 1% above the prime rate, and are guaranteed by the Estate of the Company’s former principal stockholder. The principal amount outstanding under this agreement was $62,243 and $0 at December 31, 2015 and 2014, respectively. Accrued interest as of December 31, 2015 and 2014, amounted to $8,312 and $0, respectively.

NOTE 5 – CONVERTIBLE NOTES PAYABLE

At December 31, 2015 and 2014, convertible notes payable consisted of the following:

	December 31, 2015	December 31, 2014
Principal amount	$120,000	$-
Less: unamortized debt discount	(69,984)	-
Convertible notes payable, net	$50,016	$-

On December 3, 2015, following the closing of the Merger Agreement (see Note 1), the Company assumed convertible notes payable for a total of $110,000. On December 3, 2015, the debt discount on the convertible notes has a remaining balance of $77,064. These convertible notes payable consisted of the following:

•	5% Convertible Promissory Note in the principal amount for borrowings of up to $50,000. The 5% convertible promissory note and all accrued interest are due on April 15, 2016. The principal on this note shall bear interest at the rate of five percent (5%) per annum from the issuance date thereof until the note is paid. The note holder is entitled, at its option, at any time after the issuance of this note, to convert all or any lesser portion of the outstanding principal amount and accrued but unpaid interest into the Company’s common stock at a conversion price for each share of common stock equal to a price which is 50% of the lowest trading price during forty (40) trading days, commencing on the first trading day following delivery and clearing of the conversion notice. In the event the price of the Company’s common stock falls below $0.01 at any time after the issuance date, the conversion price for all conversions shall be automatically adjusted to the lesser of (i) $0.0001, or (ii) 50% of the lowest trading price during the valuation period. The Company assumed $10,000 of this convertible note on the date of merger. On December 15, 2015, the Company received additional proceeds in connection with this note of $10,000. The outstanding principal for this convertible note was $20,000 which represents the total proceeds received at December 31, 2015.

F-11

NOTE 5 – CONVERTIBLE NOTES PAYABLE (continued)

•	2% Convertible Promissory Note in the principal amount of $50,000 in connection with a Consulting Agreement dated October 16, 2015 (see Note 7). The 2% convertible promissory note and all accrued interest were due on May 16, 2016. The principal on this note shall bear interest at the rate of two percent (2%) per annum from the issuance date thereof until the note is paid. The note holder is entitled, at its option, at any time after the issuance of this note, to convert all or any lesser portion of the outstanding principal amount and accrued but unpaid interest into the Company’s common stock at a conversion price for each share of common stock equal to a price which is 87.5% of the lowest trading price during the forty (40) trading days, commencing on the first trading day following delivery and clearing of the conversion notice. Accordingly, the 2% convertible note was not considered to be conventional debt and the embedded conversion feature was required to be bifurcated from the debt host and accounted for as a derivative liability. The outstanding principal for this convertible loan was $50,000 at December 31, 2015.

•	5% Convertible Promissory Note in the principal amount of $50,000 in connection with a Securities Purchase Agreement dated October 16, 2015 (see Note 7). The 5% convertible promissory note and all accrued interest were due on April 16, 2016. The principal on this note shall bear interest at the rate of five percent (5%) per annum from the issuance date thereof until the note is paid. The note holder is entitled, at its option, at any time after the issuance of this note, to convert all or any lesser portion of the outstanding principal amount and accrued but unpaid interest into the Company’s common stock at a conversion price for each share of common stock equal to a price which is 60% of the lowest trading price during the twenty (20) trading days, commencing on the first trading day following delivery and clearing of the conversion notice. The Company determined that the conversion feature of the 5% convertible promissory note represents an embedded derivative since the note is convertible into a variable number of shares. The outstanding principal for this convertible loan was $50,000 at December 31, 2015.

The Company evaluated whether or not the convertible promissory notes contain embedded conversion features, which meet the definition of derivatives under ASC 815 and related interpretations. The Company determined that the terms of the notes discussed above include variable conversion prices based on the closing trading prices of the Company’s common stock which cause the embedded conversion options to be accounted for as derivative liabilities. In accordance with ASC 815, the Company has bifurcated the conversion feature of the convertible notes and recorded derivative liabilities on their issuance date and adjusted to fair value through earnings at each reporting date. The Company uses the Black-Scholes option pricing model to value the derivative liabilities.

On December 3, 2015, the debt discount on the assumed convertible notes has a remaining balance of $77,064 and the note issued on December 31, 2015 were discounted in the amount of $10,000 based on the valuations and the Company recognized an initial derivative expense of $59,757 upon initial recording of the derivative liabilities. The total debt discount of $87,064 from the valuation of the derivatives are being amortized over the terms of the note. These derivative liabilities are then revalued on each reporting date. The loss resulting from the increase in fair value of these convertible instruments was $241,876 for the year ended December 31, 2015. At December 31, 2015, the Company had recorded derivative liability of $453,520.

During the year ended December 31, 2015, the fair value of the derivative liabilities were estimated using the Black-Scholes pricing model with the following assumptions:

Dividend rate	0
Term (in years)	0.29 to 0.46 years
Volatility	280% to 287%
Risk-free interest rate	0.049%

For the year ended December 31, 2015, amortization of debt discounts related to these convertible notes amounted to $17,080, which has been included in interest expense on the accompanying statements of operations. Accrued interest related to these convertible notes amounted to $830 and $0 at December 31, 2015 and 2014, respectively.

F-12

NOTE 6 – STOCKHOLDERS’ DEFICIT

Preferred stock

The Company is authorized to issue 5,000,000 shares of its $0.01 par value preferred stock, of which, 1,500 shares are designated as Series B Convertible Preferred Stock, and 1,500,000 shares are designated as Series C Preferred Stock. At December 31, 2015 and 2014, 1,500,000 and none shares of Series C Preferred Stock were issued and outstanding, respectively.

Each shares of the Series C Preferred Stock entitles the holder to 1 vote on all matters submitted to a vote of the Company’s stockholders.

The holders of the Series C Preferred Stock do not have any conversion rights and redemption provision.

Common stock

The Company is authorized to issue 750,000,000 shares of its $0.01 par value common stock. As of December 31, 2015 and 2014, 63,675,740 and 44,601,962 shares of common stock were issued and outstanding, respectively.

Immediately prior to the consummation of the Merger Agreement on December 1, 2015, the Company had 19,073,778 common shares issued and outstanding.

Upon consummation of the Merger Agreement on December 1, 2015, the Company issued 44,601,962 shares of its common stock for the acquisition of 100% of the issued and outstanding capital stock of Clear Arts (see Note 1).

Options

As of December 31, 2015 and 2014, the Company had no options issued and outstanding since the Company did not grant any options under the Company’s option plan.

Warrants

As of December 31, 2015 and 2014, the Company had no warrants issued and outstanding.

NOTE 7 – CONCENTRATIONS AND COMMITMENTS

Concentrations

Concentration of credit risk

The Company maintains its cash in bank and financial institution deposits that at times may exceed federally insured limits. The Company has not experienced any losses in such accounts through December 31, 2015. There were no balances in excess of FDIC insured levels as of December 31, 2015.

Customers

During the year ended December 31, 2015 revenues generated from the services rendered to one copyright owner who is a related party represented approximately 68% of the Company’s net revenues. During the year ended December 31, 2014 revenues generated from the services rendered to one copyright owner who is a related party represented approximately 88% of the Company’s net revenues (see Note 8).

As of December 31, 2015 and 2014, the Company had accounts receivable from copyright infringers related to service agreements with three copyright owners representing approximately 100% of accounts receivable and one copyright owner representing approximately 100% of accounts receivable, respectively.

F-13

NOTE 7 – CONCENTRATIONS AND COMMITMENTS (continued)

Commitments

Consulting agreements

In September 2015, the Company entered into a consulting agreement with Seaside Advisors LLC, an affiliated company managed by the CEO of the Company. Pursuant to the consulting agreement, the consultant shall provide strategic planning, business development, and consulting services relating to potential acquisition and mergers. The Company pays fees of $5,000 per month as compensation for the services per the terms of agreement. Additionally, the Company pays reimbursement for out of pocket expenses subject to the Company’s approval. The term of the agreement is for 12 months unless otherwise extended by both parties. Accrued consulting fee to such related party consultant as of December 31, 2015 and 2014, was approximately $9,000 and $0, respectively, and were reflected as accounts payable and accrued liabilities – related party in the accompanying unaudited balance sheets.

On October 16, 2015, the Company entered into consulting agreement with a third party consultant to serve as a business advisor to the Company. The consultant shall provide services such as introduction of potential acquisition target, assistance in acquisition and merger process and other business advisory related services. In consideration for such services, the Company paid $50,000 fee through the issuance of a 2% convertible promissory note (see Note 5). The term of the agreement is for 5 months unless otherwise extended by both parties.

Securities purchase agreements

On October 16, 2015, the Company entered into a Securities Purchase Agreement with a third party investor for the purchase of $1,000,000 worth of shares of common stock. Upon execution of this agreement, the Company shall pay to the investor a commitment fee of $50,000 through the issuance of a 5% convertible promissory note (see Note 5) and $50,000 worth of restricted shares of common stock (the “Commitment Shares”) which is calculated by dividing $50,000 by 90% of the lowest trading price of the common stock during the 10 days prior to the execution of this agreement. As of December 31, 2015, the Company has not issued the Commitment Shares and consequently, the Company recorded $55,556 which represents the value of the Commitment Shares in accrued expenses at December 31, 2015. Such investor is also a party in a consulting agreement dated on October 16, 2015 as discussed above.

NOTE 8 – RELATED PARTY TRANSACTIONS

Advances from related party

During year 2014, the Company’s President and COO, Mr. Jonathan Thomas, provided advances to the Company for working capital purposes for a total of $94,947 and the Company repaid $50,587. During year 2015, the Company’s President and COO provided advances to the Company for working capital purposes for a total of $148,262 and the Company repaid $156,535. In September 2015, the Company issued an 8% unsecured promissory note to Mr. Thomas for the unpaid balance of the advances which shall be due on September 1, 2017. The note shall bear interest at the rate of eight percent (8%) per annum. At December 31, 2015 and 2014, these advances from related party amounted to $204,586 and $212,859, respectively. Accrued interest due to the Company’s COO totaling $5,725 and $0, at December 31, 2015 and 2014 respectively, were reflected as accounts payable and accrued liabilities – related party in the accompanying unaudited balance sheets.

Consulting agreements

In September 2015, the Company entered into a consulting agreement with Seaside Advisors LLC, an affiliated company managed by the CEO of the Company. Pursuant to the consulting agreement, the consultant shall provide strategic planning, business development, and consulting services relating to potential acquisition and mergers (see Note 7). Accrued consulting fee to such related party consultant as of December 31, 2015 and 2014, was approximately $9,000 and $0, respectively, and were reflected as accounts payable and accrued liabilities – related party in the accompanying unaudited balance sheets.

F-14

NOTE 8 – RELATED PARTY TRANSACTIONS (continued)

Transaction with an affiliated company

From time to time the Company enters into transactions with Lived In Images, Inc. (“Lived In Images”), an affiliated company owned by the President and COO of the Company, including:

●

Revenues generated from the services rendered to Lived In Images approximately $311,396 and $50,200 during the years ended December 31, 2015 and 2014, respectively. As of December 31, 2015 and 2014, the Company had accounts receivable from copyright infringers related to a service agreement with Lived In Images representing accounts receivable of $75,100 and $0, respectively.

•

The Company incurred copyright holder fees to Lived In Images totaling approximately $171,800 and $17,800 during the years ended December 31, 2015 and 2014, respectively. Accounts payable to Lived In Images as of December 31, 2015 and 2014, was approximately $189,600 and $17,800, respectively, and were reflected as accounts payable and accrued liabilities – related party in the accompanying unaudited balance sheets.

NOTE 9 – SUBSEQUENT EVENTS

In March 2016, the Company issued a 10% convertible promissory note payable of $30,000, due in March 2017, with an unrelated entity. Under the terms of the note, the Company received $25,000 and was charged an original issue discount of $5,000. This note may not be prepaid in whole or in part. Any amount of principal or interest on this note, which is not paid when due, shall bear interest at the rate of fifteen percent (15%) per annum from the due date thereof until the same is paid. At the option of the note holder, the Company may repay the note by issuing the Company’s common stock based upon the conversion term equal to 30% of the lowest trading price during the 20 days prior to the date of the conversion notice. The note holder may exchange the notes as subscription payment toward purchase of shares offered for resale or other type of offering as defined in the convertible note agreement. In the event that note holder elects to exchange the note for purchase of shares from the qualified offering, said shares shall be issued free of restrictive legend and will be deemed qualified shares. At the time of conversion, the Company will grant two registered shares for every dollar invested. The Company’s exchanged shares shall be automatically registered in the offering.

F-15

SPO GLOBAL, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited)

	September 30, 2016	December 31, 2015

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$21,568	$141,637
Accounts receivable	34,859	14,101
Prepaid expenses and other accounts receivable	6,015	14,864
Total current assets	62,442	170,602
Total assets	$62,442	$170,602

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY

Current Liabilities
Convertible notes payable	$1,421,340	$1,558,949
Derivative liability	498,770	-
Accounts payable	194,342	247,075
Loans payable	65,549	5,000
Accrued expenses and other liabilities	56,367	44,466
Total current liabilities	2,236,368	1,855,490
Long-Term Liabilities
Convertible note payable	-	63,474
Derivative liability	-	108,283
Notes payable	275,856	313,952
Total liabilities	2,512,224	2,341,199

COMMITMENTS AND CONTINGENT LIABILITIES

STOCKHOLDERS’ DEFICIENCY
Preferred stock $0.01 par value Authorized - 2,000,000 shares, issued and outstanding - 100 Series A shares, 17,500 and 0 Series B shares, respectively	175	1
Common stock $0.01 par value Authorized - 298,000,000 shares, issued and outstanding - 730,938,309 and 56,001,116 shares, respectively	7,309,383	560,011
Additional paid-in capital	29,660	507
Accumulated other comprehensive income	96,580	8,760
Accumulated deficit	(9,813,742)	(2,675,871)
Total stockholders’ deficiency	(2,377,944)	(2,106,592)
Non-controlling interest	(71,838)	(64,005)
Total deficiency	(2,449,782)	(2,170,597)
Total liabilities and stockholders’ deficiency	$62,442	$170,602

These financial statements have not been subjected to an audit or review or compilation engagement, and no assurance is provided on them.

F-16

SPO GLOBAL, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(unaudited)

	Three months ended September 30,	Three months ended September 30,	Nine months ended September 30,
	2016	2015	2016	2015

Revenues	$14,166	$23,440	$95,685	$266,911
Cost of revenues	-	-	-	-
Gross profit	14,166	23,440	95,685	266,911

Operating expenses
Research and development	11,099	49,935	87,406	148,559
Selling and marketing	4,241	20,555	10,439	28,436
General and administrative	74,292	113,184	198,645	305,466
Total operating expenses	89,632	183,674	296,490	482,461

Operating loss	(75,466)	(160,234)	(200,805)	(215,550)
Other income	-	9	-	1,563
Financial expenses	(5,089,188)	(3,807)	(6,947,057)	(24,945)
Net loss	$(5,164,654)	$(164,032)	$(7,147,862)	$(238,932)

Net loss attributable to non-controlling interests	(4,184)	(2,110)	(7,964)	(14,479)
Net loss attributable to common stockholders	(5,160,470)	(161,922)	(7,139,898)	(224,453)
Basic and diluted loss per share	$(0.01)	$(0.00)	$(0.03)	$(0.00)
Weighted average number of shares outstanding used in computation of basic loss per share	538,577,214	47,651,748	247,624,284	47,569,715

Other comprehensive income (loss):
Foreign currency translation differences	$104,009	$-	$87,820	$-
Total comprehensive loss	$(5,060,645)	$(164,032)	$(7,060,042)	$(238,932)

F-17

SPO GLOBAL INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

Nine Months ended September 30,
2016
Cash Flows from Operating Activities
Net Loss for the period	$(7,147,862)
Adjustments to reconcile loss to net cash provided by (used in) operating activities:
Non-cash expense related to shares issued for services	22,260
Non-cash expenses related to derivative liability	390,487
Non-cash expense related to shares issued for financing	6,556,339
Changes in assets and liabilities:
Accounts receivable	(20,758)
Prepaid expenses and other receivables	8,849
Accounts payable	(52,733)
Accrued expenses and other liabilities	48,594
Net cash used by operating activities	(194,824)

Cash Flows from Financing Activities
Proceeds from sale of preferred B shares	17,500
Proceeds from loans	93,575
Repayment of loan	(105,060)
Net cash provided by financing activities	6,015

Decrease in cash and cash equivalents	(188,809)
Effect of exchange rate changes	68,740
Cash and cash equivalents at the beginning of the period	141,637

Cash and cash equivalents at the end of the period	$21,568

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for: Interest	$3,781
Taxes	$-

F-18

SPO GLOBAL INC.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 GENERAL

S.P.O. (SOFTWARE PERFORMANCE OPTIMIZATION) GLOBAL INC, and subsidiaries is a company that is focused on acquiring performance optimization software IP for all enterprise applications. The focus of SPO is to acquire unique software companies that own outright valuable IP with a proven verifiable customer base.

The Company is incorporated under the laws of the State of Delaware.

On the 23rd of December, 2015 SPO GLOBAL, INC. (OTC:SPOM) executed a Stock Exchange Agreement (Merger) for the purchase of a 93.94% interest in the UK company, Reflective Solutions Ltd. (“Reflective”), a performance software testing company . Under the SEA, the selling shareholders of Reflective received 1433 shares of SPO restricted common stock for every 1 share held, for a total issuance by SPO of 46,980,905 restrictive common shares.

The Merger is accounted for as a reverse-merger and recapitalization. Reflective is the acquirer for financial reporting purposes and SPO is the acquired company. Consequently, the assets and liabilities and the operations that are reflected in the historical financial statements prior to the Merger are those of Reflective and are recorded at the historical cost basis of Reflective, and the consolidated financial statements after completion of the Merger include the assets, liabilities and operations of SPO and Reflective, from the closing date of the Merger. Therefore, the historical equity accounts of Reflective including par value per share, share and per share numbers included in the 2014 financial statements, have been adjusted to reflect the number of shares received in the Merger.

On the 31st December 2015, SPO Global entered into a Purchase Agreement with Elepho, Inc., a DE company, owned by Michael Braunhold, the Company’s former CEO and President, to sell its remaining interests in SPO Medical Equipment, LTD. The Company had previously entered into a Settlement Agreement with Mr. Braunhold, wherein the Company granted him a perpetual, exclusive, license to the IP and SPO technology held by SPO Medical Ltd, in exchange for, among other things, his release of all sums owed to him by the Company.

NOTE 2 GOING CONCERN

As reflected in the accompanying financial statements, the Company’s operations for the period ended September 30, 2016, resulted in a net loss of $7,147,862 and the Company’s balance sheet reflects a net stockholders’ deficit of $2,377,944. The Company’s ability to continue operating as a “going concern” is dependent on its ability to increase revenues and raise sufficient additional working capital. These matters raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements have been prepared on a going concern basis, which contemplates realization of assets and liquidation of liabilities in the ordinary course of business. The Company plans to raise additional capital as needed. There can be no assurance that this capital will be available and if it is not, the Company may be forced to substantially curtail or cease operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 3 SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation:

The consolidated financial statements include the accounts of SPO and its subsidiaries.

SPO Global Inc. owns 93.94% of Reflective Solutions Ltd. (a U.K. corporation). Reflective Solutions Ltd. owns 100% of Reflective Solutions Inc. (a U.S. corporation) and 100% of Reflective Solutions Bulgaria Ltd. (a Bulgarian corporation)

All material inter-company accounts and transactions have been eliminated in consolidation.

F-19

Use of Estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Financial Statements in U.S. dollars:

The reporting currency of the Company is the U.S. dollar ("dollar"). The dollar is the functional currency of the Company and the Company’s U.S. subsidiary.

The primary economic environment in which the operations of the Company’s British subsidiary are conducted is the GBP and thus its functional currency.

The primary economic environment in which the operations of the Company’s Bulgarian subsidiary are conducted is the BGN and thus its functional currency.

The financial statements of the non-U.S. subsidiaries are translated to U.S. dollars using the mothods mandated by ASC 830.

Cash and Cash Equivalents:

The Company considers all highly liquid investments originally purchased with maturities of three months or less to be cash equivalents.

Revenue Recognition:

The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or services are rendered, the sales price or fee is fixed or determinable, and collectability is reasonably assured.

Research and Development Costs:

Research and development costs are charged to expenses as incurred. The Company’s research and development is performed by the Company’s subsidiary, Reflective Solutions Bulgaria Ltd.

Income Taxes:

The Company accounts for income taxes in accordance with ASC 740-10, "Accounting for Income Taxes" This statement prescribes the use of the liability method whereby deferred tax assets and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company provides a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value.

Fair Value of Financial Instruments:

ASC 820, "Fair Value Measurements and Disclosures", defines fair value as the price that would be received to sell an asset or paid to transfer a liability (i.e., the "exit price") in an orderly transaction between market participants at the measurement date.

In determining fair value, the Company uses various valuation approaches. ASC 820 establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company.

Unobservable inputs are inputs that reflect the Company's assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.

F-20

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

As a basis for considering such assumptions, ASC 820 establishes a three-tier value hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value:

Level 1 - Valuations based on quoted prices in active markets for identical assets that the Company has the ability to access. Valuation adjustments and block discounts are not applied to Level 1 instruments. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail a significant degree of judgment.

Level 2 - Valuations based on one or more quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

Level 3 - Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The fair value of the derivative liabilities are valued based on level 2 of the hierarchy.

The carrying amounts of cash and cash equivalents, short-term loans, and accounts payable approximate their fair value due to the short-term maturities of such instruments.

The carrying amounts of long-term notes payable received in cash are reported at their original amounts.

Basic and Diluted Net Loss Per Share:

Basic and diluted net loss per share is presented in accordance with ASC 260-10, "Earnings Per Share" for all periods presented. Basic and diluted net loss per share of Common Stock was determined by dividing net loss attributable to Common stock holders by weighted average number of shares of Common Stock outstanding during the period. Diluted net loss per share of Common Stock is the same as basic net loss per share of Common Stock for all periods presented as the effect of the Company's potential additional shares of Common Stock were anti-dilutive.

NOTE 4 LOANS AND WARRANTS

In December 2005, the Company completed the private placement to certain accredited investors that commenced in April 2005 for the issuance of up to $1,544,000 of units of its securities, with each unit comprised of (i) the Company’s 18 month 8% promissory note (collectively, the "April 2005 Notes") and (ii) three year warrants (expired). As of September 30, 2016, the remaining outstanding April 2005 Notes principal totaled $356,850. The Company reached an agreement with the investors to cancel the accrued interest. The remaining balance is past due. In 2016 the investors sold the notes to a non- affiliated third party.

In July 2006, the Company commenced a private placement of units of its securities, the (“Loan Notes”), with each unit comprised of (i) the Company’s 8% month promissory note due 12 months from the date of issuance and (ii) warrants, pursuant to which the Company raised $550,000 (the maximum amount that could be raised from this offering). As of September 30, 2016, $86,510 in respect of the principal on these notes remains outstanding and past due. The Company reached an agreement with the investors to cancel the accrued interest. In 2016 the investors sold the notes to a non-affiliated third party.

On March 25, 2011, the Company and one of its stockholders entered into a loan agreement pursuant to which a stockholder loaned to the Company $50,000 for working capital purposes. The Company reached an agreement with the investor to cancel the accrued interest. In 2016 the investor sold the note to a non-affiliated third party. As of September 30, 2016, $17,000 in respect of the principal on these notes remains outstanding and past due.

From August 2011 to August 2012 , the Company received $425,000 from investors on account for loans. The loans bear interest at the rates of 15% to 23% per annum. Principal and accrued interest is convertible into shares of the Company’s common stock at the option of the holder at the conversion price of $0.50 per share. The loans are past due. The Company reached an agreement with the investors to cancel the accrued interest. In 2016 the investors sold the notes to a non-affiliated third party.

F-21

On August 27, 2012, the Company entered into a Loan Agreement with an investor pursuant to which the Company was to be advanced $21,000. The loan is due on demand and is non-interest bearing. In 2016 the investor sold the note to a non-affiliated third party.

On December 27, 2013, the Company entered into agreements with an accredited investor and a current shareholder of the Company, relating to a private placement of $250,000 in principal amount of the Company’s Convertible Promissory Note due December 28, 2015. The note was issued pursuant to a Subscription Agreement dated as of December 27, 2013 between the Company and the Investor.

Interest on the Note accrues at the rate of 10% per annum and is payable in cash in arrears upon the earlier of (i) each six months from the date of the note (ii) or the date of conversion or (iii) at maturity, whichever occurs first, and will continue to accrue until the Note is fully converted and/or paid in full. The note is convertible into shares of the Company’s common stock at the Investor’s option at a conversion rate equal to the average of the closing price of the Common Stock for the ten consecutive trading days immediately preceding the date a notice of conversion is delivered. The Investor may not exercise the conversion right if the shares issuable upon conversion, together with shares held by the Investor, exceed 9.99% of the then outstanding shares of the Company after such conversion and/or exercise. Under the terms of the Subscription Agreement, at any time that the note (or any portion thereof) is converted, the Investor is to receive warrants, exercisable for two years following the date of issuance for Common Stock equal to 50% of the number of shares of Common Stock issued upon conversion of the Note (or any part thereof) at a per share warrant exercise price equal to twice the conversion price. The Company reached an agreement with the investor to cancel the accrued interest. In 2016 the investor sold the note to a non-affiliated third party. As of September 30, 2016, $175,640 in respect of the principal on these notes remains outstanding and past due.

On May 23, 2014, the Company entered into a loan agreement with an investor pursuant to which the Company received a loan in the principal amount of $175,000 to be used for order financing. The principle amount of the loan with a $10,000 fee is repayable by September 30, 2014 and such loan may be pre-paid, at the option of the Company, without notice or penalty. If the loan is not repaid by the scheduled maturity date, the principle amount of the loan shall begin to accrue interest at a rate of 12% per annum from the maturity date until repayment in full. The Company reached an agreement with the investor to cancel the accrued interest. As of September 30, 2016 the remaining principal balance was $29,000. In 2016 the investor sold the note to a non-affiliated third party.

On July 1, 2014, the Company entered into a loan agreement with an investor pursuant to which the Company received a loan in the principal amount of $50,000 to be used for order financing. The principle amount of the loan with a $4,000 fee was repayable by November 30, 2014. If the loan is not repaid by the scheduled maturity date, the principle amount of the loan shall begin to accrue interest at a rate of 12% per annum from the maturity date until repayment in full. The Company reached an agreement with the investor to cancel the accrued interest. In 2016 the investor sold the note to a non- affiliated third party.

On August 1, 2014, the Company entered into a loan agreement with an investor pursuant to which the Company received a loan in the principal amount of $200,000 to be used for order financing. The principle amount of the loan with a $16,000 fee was repayable by November 30, 2014. If the loan is not repaid by the scheduled maturity date, the principle amount of the loan shall begin to accrue interest at a rate of 12% per annum from the maturity date until repayment in full. The Company reached an agreement with the investor to cancel the accrued interest. As of September 30, 2016 the remaining principal balance was $110,000. In 2016 the investor sold the note to a non-affiliated third party.

On May 16, 2016, the Company entered into a convertible loan agreement with an investor pursuant to which the Company received a loan in the principal amount of $25,000. The loan matures one year from the date of the loan and bears interest at a per annum rate of 10%. The principal and accrued interest is convertible into common stock of the Company at a conversion rate of 25% of the prevailing per share market price. As of September 30, 2016 the principal balance and accrued interest payable was $25,938. As of September 30, 2016 a derivative liability in the amount of $91,956 was recorded for the conversion feature. The fair value of the conversion feature was calculated using Black-Scholes and the following assumptions, estimated life of less than 1 year, volatility of 343%, risk free interest rate of 0.45%, and dividend yield of 0%.

On May 27, 2016, the Company entered into a convertible loan agreement with an investor pursuant to which the Company received a loan in the principal amount of $30,000. The loan matures one year from the date of the loan and bears interest at a per annum rate of 10%. The principal and accrued interest is convertible into common stock of the Company at a conversion rate of 25% of the prevailing per share market price. As of September 30, 2016 the principal balance and accrued interest payable was $31,036. As of September 30, 2016 a derivative liability in the amount of $110,960 was recorded for the conversion feature. The fair value of the conversion feature was calculated using Black-Scholes and the following assumptions, estimated life of less than 1 year, volatility of 343%, risk free interest rate of 0.45%, and dividend yield of 0%.

F-22

On May 27, 2016, the Company entered into a convertible loan agreement with an investor pursuant to which the Company received a loan in the principal amount of $23,000. The loan matures one year from the date of the loan and bears interest at a per annum rate of 10%. The principal and accrued interest is convertible into common stock of the Company at a conversion rate of 25% of the prevailing per share market price. As of September 30, 2016 the principal balance and accrued interest payable was $23,794. As of September 30, 2016 a derivative liability in the amount of $85,070 was recorded for the conversion feature. The fair value of the conversion feature was calculated using Black-Scholes and the following assumptions, estimated life of less than 1 year, volatility of 343%, risk free interest rate of 0.45%, and dividend yield of 0%.

On June 29, 2016, the Company entered into a convertible loan agreement with an investor pursuant to which the Company received a loan in the principal amount of $18,500. The loan matures one year from the date of the loan and bears interest at a per annum rate of 10%. The principal and accrued interest is convertible into common stock of the Company at a conversion rate of 25% of the prevailing per share market price. As of September 30, 2016 the principal balance and accrued interest payable was $18,971. As of September 30, 2016 a derivative liability in the amount of $69,283 was recorded for the conversion feature. The fair value of the conversion feature was calculated using Black-Scholes and the following assumptions, estimated life of less than 1 year, volatility of 343%, risk free interest rate of 0.45%, and dividend yield of 0%.

On July 23, 2016, the Company entered into a convertible loan agreement with an investor pursuant to which the Company received a loan in the principal amount of $25,000. The loan matures one year from the date of the loan and bears interest at a per annum rate of 10%. The principal and accrued interest is convertible into common stock of the Company at a conversion rate of 25% of the prevailing per share market price. As of September 30, 2016 the principal balance and accrued interest payable was $25,473. As of September 30, 2016 a derivative liability in the amount of $94,494 was recorded for the conversion feature. The fair value of the conversion feature was calculated using Black-Scholes and the following assumptions, estimated life of less than 1 year, volatility of 343%, risk free interest rate of 0.45%, and dividend yield of 0%.

On September 12, 2016, the Company entered into a convertible loan agreement with an investor pursuant to which the Company received a loan in the principal amount of $25,000. The loan matures one year from the date of the loan and bears interest at a per annum rate of 10%. The principal and accrued interest is convertible into common stock of the Company at a conversion rate of 50% of the prevailing per share market price. As of September 30, 2016 the principal balance and accrued interest payable was $25,123. As of September 30, 2016 a derivative liability in the amount of $47,007 was recorded for the conversion feature. The fair value of the conversion feature was calculated using Black-Scholes and the following assumptions, estimated life of less than 1 year, volatility of 343%, risk free interest rate of 0.45%, and dividend yield of 0%.

As of September 30, 2016, working capital loans payable in the amount of $104,785 were received from non-affiliated third parties. The loans are due on demand and bear no interest.

NOTE 5 CAPITAL TRANSACTIONS

Preferred B Shares

As of September 30, 2016 the Company sold 17,500 convertible preferred B shares for $17,500.

Common Stock and Common Stock Equivalents

On October 15, 2015 the Company issued 666,668 shares upon exercise of warrants. On October 19, 2015 the Company issued 250,000 shares upon exercise of warrants.

On December 22, 2015, the Company issued 340,000 shares to settle debts. The shares were valued at the market price on the date issued.

F-23

On December 22, 2015, the Company issued 487,500 shares for consulting services. The shares were valued at the market price on the date issued.

During the year ended December 31, 2015, the Company issued 857,675 shares of its common stock upon conversion of $5,000 in principal and interest of convertible promissory notes.

On February 5, 2016, the Company issued 1,800,000 shares for consulting services. The shares were valued at the market price on the date issued.

On February 5, 2016, the Company issued 2,906,720 shares to an accredited investor for financing costs. The shares were valued at the market price on the date issued.

During the period ended September 30, 2016, the Company issued 670,206,473 shares of its common stock as repayment of debt in the amount of $177,860.

NOTE 6 WARRANTS

On May 15, 2015, 125,000 warrants with an exercise price of $0.15 were issued in conjunction with financing. The fair value of the warrants was calculated using Black-Scholes and the following assumptions, estimated life of 3 years, volatility of 175%, risk free interest rate of 0.01%, and dividend yield of 0%.

On May 21, 2015, 75,000 warrants with an exercise price of $0.15 were issued in conjunction with financing. The fair value of the warrants was calculated using Black-Scholes and the following assumptions, estimated life of 3 years, volatility of 175%, risk free interest rate of 0.01%, and dividend yield of 0%.

On September 3, 2015, warrants held by lenders to issue 916,668 shares were extended through December 31, 2017 and the exercise price was amended to $0.01. The fair value of the warrants as a result of the extension and amended exercise price was calculated using Black-Scholes and the following assumptions, estimated life of 2.33 years, volatility of 175%, risk free interest rate of 0.01%, and dividend yield of 0%.

NOTE 7 STOCKHOLDER'S DEFECIENCY

Authorized Shares

The Company’s Board of Directors is authorized to issue from time to time up to 2 million shares of preferred stock in one or more series, and to fix for each such series such voting power and such designations, preferences, relative participating or other rights, redemption rights, conversion privileges and such qualifications or restrictions thereof as shall be adopted by the board and set forth in an amendment to the Company’s Certificate of Incorporation. Unless a vote of any shareholders is required pursuant to the rights of the holders of preferred stock then outstanding, the board may from time to time increase or decrease (but not below the number of shares of such series outstanding) the number of shares of any series of Preferred Stock subsequent to the issuance of shares of that series.

On the 26th April 2016 the company applied to the State of Delaware to designate a Series B Convertible Preferred Stock and the amendment of the Amended and restated Certificate of Incorporation of the company that the total number of shares of all classes of stock that the company shall have the authority to issue is 300,000,000 of which 298,000,000 are shares of common stock , par value $0.01 per share and 2,000,000 shares are Preferred Stock, par value $0.01.

On the 14th July, 2016 The State of Delaware approved the amendment of the Amended and restated Certificate of Incorporation of the company that the total number of shares of all classes of stock that the company shall have the authority to issue is 750,000,000 of which 748,000,000 are shares of common stock, par value $0.01.

F-24

Equity Incentive Plans

In April 2005, the Company adopted the 2005 Equity Incentive Plan (the "2005 Plan"). A total of 87,500 shares of Common Stock were originally reserved for issuance under the 2005 Plan. The 2005 Plan provides for the grant of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, bonus stock, awards in lieu of cash obligations, other stock-based awards and performance units. The 2005 Plan also permits cash payments under certain conditions. The compensation committee of the Board of Directors is responsible for determining the type of award, when and to who awards are granted, the number of shares and the terms of the awards and exercise prices. The options are exercisable for a period not to exceed ten years from the date of grant. Vesting periods range from immediately to four years. Under the 2005 plan options granted expire no later than the tenth anniversary from the date of the grant.

In April 2005, the Company adopted the 2005 Non-Employee Directors Stock Option Plan (the "2005 Directors Plan") providing for the issuance of up to 20,000 shares of Common Stock to non-employee directors. Under the 2005 Directors Plan, only non-qualified options may be issued and they will be exercisable for a period of up to six years from the date of grant.

The 2005 Plan and the Non-Employee Directors Plan authorized options exercisable into 95,000 shares of common stock at an exercise price of $7.80. As of September 30, 2016, options for an aggregate of 6,500 shares of Common Stock remain available for future grants under the Company’s 2005 Plan and 2005 Directors Plan.

Stock Options:

Options outstanding and exercisable at December 31, 2015:

	Amount of Options	Weighed Average Exercise Price	Weighed Average Remaining Life in Years

Outstanding at the beginning of the year	57,050	$9.41
Expired	(18,150)	-
Outstanding at the end of the year	38,900	$8.20	2.34

Exercisable at the end of the year	38,900	$8.20	2.34

Stock Warrants

Warrants outstanding and exercisable at December 31, 2015:

	Amount of Warrants	Weighed Average Exercise Price	Weighed Average Remaining Life in Years

Outstanding at the beginning of the year	514,217
Expired	(291,717)	-
Issued	200,000
Outstanding at the end of the year	422,500	$0.26	2.98

Exercisable at the end of the year	422,500	$0.26	2.98

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NOTE 8 INCOME TAXES

For the year ended December 31, 2015, the Company had available for U.S federal income tax purposes net operating loss carryovers of approximately $5,000,000, which expire beginning in 2018. The net operating loss carryovers may be subject to limitations under Internal Revenue Code due to significant changes in the Company’s ownership. The Company has provided a full valuation allowance against the full amount of the net operating loss benefit, since, in the opinion of management, based upon the earnings history of the Company it is more likely than not that the benefits will not be realized.

For the year ended December 31, 2015, the Company had available for UK income tax purposes net operating loss carryovers of approximately $800,000, which can be carried forward indefinitely. The Company has provided a full valuation allowance against the amount of UK unused net operating loss benefit, since management believes that, based upon the earnings history of the Company, it is more likely than not that the benefits will not be realized.

Management does not believe that the Company has any material uncertain tax positions requiring recognition or measurement in accordance with the provisions of ASC 740. The Company’s policy is to record interest and penalties on uncertain tax positions, if any, as income tax expense.

All tax years for the Company remain subject to future examinations by the applicable taxing authorities.

NOTE 9 RELATED PARTY TRANSACTIONS

On December 23, 2015, all of the issued and outstanding preferred stock (100 Series A shares) was acquired by Rodz Holding Ltd., a U.K. corporation, which is controlled by Owen Dukes, CEO of the Company. Each one share of Series A Preferred has voting rights equal to (x) 0.019607 multiplied by the total issued and outstanding Common Stock eligible to vote at the time of the respective vote (the "Numerator"), divided by (y) 0.49, minus (z) the Numerator. As a result Rodz Holding Ltd. has a controlling interest in the Company.

NOTE 10 COMMITMENTS AND CONTINGENCIES

Reflective Solutions Ltd. leases office space for 4,400 GBP per quarter. The lease expires July 31, 2016.

Reflective Solutions Inc. leases office space for $750 per month. The lease expires December 31, 2017.

Reflective Solutions Bulgaria Ltd. leases office space for $1000 per month. The lease expires December 31, 2018.

Future minimum lease payments are as follows: Years ended December 31,

2016	$34,000
2017	$21,000
2018	$12,000

NOTE 11 SUBSEQUENT EVENTS

Subsequent to September 30, 2016, the Company issued 112,694,690 shares of its common stock as repayment of debt in the amount of $11,824.

On the 4th November , 2016 The State of Delaware approved the amendment of the Amended and restated Certificate of Incorporation of the company that the total number of shares of all classes of stock that the company shall have the authority to issue is 2,000,000,000 of which 1,988,000,000 are shares of common stock, par value $0.0001.

F-26

PART III EXHIBITS

EXHIBIT INDEX

Exhibit Number	Description

1.1	Securities Purchase Agreement with Blackbridge Capital, LLC
2.1	Certificate of Amendment – Name Change to United Diagnostics, Inc.
2.2	Certificate of Amendment – Name Change to SPO Medical, Inc.
2.3	Certificate of Amendment – Name Change to SPO Global, Inc.
2.4	Bylaws
3.1	Certificate of Designation
6.1	Licensing Agreement Between SPO Global, Inc. and SPO Medical Equipment, Inc.
11.1	Consent of Eilers Law Group, P.A. (Included in 12.1)
12.1	Opinion of Eilers Law Group, P.A. regarding legality of the securities covered in this Offering

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this amendment to Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Woburn, state of Massachusetts on January 6, 2017.

SPO GLOBAL, INC.

By:	/s/ Owen Dukes
Owen Dukes
Chief Executive Officer

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